Exhibit 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT dated as of September 13, 2021 (the “Agreement”) is entered into among ModivCare Inc. (formerly known as The Providence Service Corporation), a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent, entered into that certain Amended and Restated Credit and Guaranty Agreement, dated as of August 2, 2013 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time prior to the Ninth Amendment Effective Date (as defined below), the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendments to the Existing Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Existing Credit Agreement is hereby amended as follows:

(a)    The Existing Credit Agreement is amended in its entirety to read in the form attached hereto as Annex A (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b)    Exhibit F to the Existing Credit Agreement is hereby amended and replaced in its entirety with Exhibit F attached hereto.

(c)    Except as set forth in Sections 1(b), all schedules and exhibits to the Existing Credit Agreement (as amended or otherwise modified in writing prior to the Ninth Amendment Effective Date) shall not be modified or otherwise affected hereby.

(d)    The parties hereto agree that, on and as of the Ninth Amendment Effective Date, all obligations of the Loan Parties outstanding under the Existing Credit Agreement and the other Loan Documents (the “Obligations”) on and as of the Ninth Amendment Effective Date shall in all respects be continuing and shall be deemed to be Obligations pursuant to the Amended Credit Agreement. The Amended Credit Agreement is not a novation of the Existing Credit Agreement. This Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or any Lender under the Existing Credit Agreement or any other Loan Document, and except as set forth herein, shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Existing Credit Agreement or any other Loan Document.

2.         Conditions Precedent. This Agreement shall be effective on the first date (such date, the “Ninth Amendment Effective Date”) upon which the following conditions precedent have been satisfied or waived:

(a)    Receipt by the Administrative Agent of counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Required Lenders, and the Administrative Agent.

(b)    Receipt by the Administrative Agent, for the benefit of each Lender executing this Agreement, a fee equal to 0.15% of such Lender’s Revolving Commitment.

(c)    All fees and expenses (including, unless waived by the Administrative Agent, Attorney Costs) required to be paid on or before the Ninth Amendment Effective Date shall have been paid.

3.         Miscellaneous.

(a)         The Amended Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b)         Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Amended Credit Agreement or the other Loan Documents.

(c)         The Borrower and the Guarantors hereby represent and warrant as follows:

(i)         Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii)         This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

(iii)         No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement other than (A) those approvals, consents, exemptions, authorizations or other actions, notices or filings, that have already been obtained, taken, given or made and are in full force and effect, (B) filings and recordings necessary to perfect and continue certain Liens on the Collateral created by the Collateral Documents and (C) recording of the transfer of registrations and applications for IP Rights upon foreclosure.

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(d)         The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Amended Credit Agreement and in each other Loan Document are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date in which case they shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)         This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement and any other Loan Document may be executed and delivered by electronic means (including electronic image, facsimile, “.pdf”, “.tif” and “.jpeg”), and thereupon such agreement, certificate or instrument shall be treated in each case and in all manner and respects and for all purposes as an original agreement, certificate or instrument and shall be considered to have the same binding legal effect as if it were an original manually-signed counterpart thereof delivered in person. No party to this Agreement or any other Loan Document shall assert the fact that electronic means were used to make or deliver a signature, or the fact that any signature, agreement, certificate or instrument was created, transmitted or communicated through the use of electronic means, as a defense to the formation, effectiveness, validity or enforceability of any such agreement, certificate or instrument.

(f)         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(g)         EACH PARTY HERETO AGREES AS SET FORTH IN SECTION 11.15 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	MODIVCARE INC.
(formerly known as The Providence Service Corporation)

	By:	/s/ Jonathan Bush
Name: Jonathan Bush Title: Senior Vice President, General Counsel and Secretary

GUARANTORS:	MODIVCARE SOLUTIONS, LLC
(formerly known as Logisticare Solutions, LLC)

	By:	/s/ L. Heath Sampson
Name: L. Heath Sampson Title: Chief Financial Officer

HEALTH TRANS, INC.
RED TOP TRANSPORTATION, INC.
RIDE PLUS, LLC
PROVADO TECHNOLOGIES, LLC
CIRCULATION, INC.
NATIONAL MEDTRANS, LLC
CALIFORNIA MEDTRANS NETWORK MSO LLC
CALIFORNIA MEDTRANS NETWORK IPA LLC
FLORIDA MEDTRANS NETWORK MSO LLC
FLORIDA MEDTRANS NETWORK LLC METROPOLITAN MEDICAL TRANSPORTATION IPA, LLC
TRIMED, LLC
OEP AM, INC.
SOCRATES HEALTH HOLDINGS, LLC
(formerly known as Socrates LLC)

	By:	/s/ L. Heath Sampson
Name: L. Heath Sampson Title: Treasurer

AM INTERMEDIATE HOLDCO, INC. AM HOLDCO, INC.

	By:	/s/ Dave Middleton
Name: Dave Middleton Title: President, Chief Executive Officer and Secretary

[Signature Page to Ninth Amendment to Credit Agreement]

ALL METRO HEATLH CARE SERVICES, INC. ALL METRO HOME CARE SERVICES, INC. ALL METRO MANAGEMENT AND PAYROLL SERVICES CORPORATION ALL METRO HOME CARE SERVICES OF NEW YORK, INC. CGA HOLDCO, INC.

By:	/s/ Dave Middleton
Name: Dave Middleton Title: President and Chief Executive Officer

CAREGIVERS AMERICA, LLC MULTICULTURAL HOME CARE, INC. ARSENS HOME CARE, INC. HELPING HAND HOME HEALTH CARE AGENCY, INC. A&B HOMECARE SOLUTIONS, LLC

By:	/s/ Dave Middleton
Name: Dave Middleton Title: President and Chief Executive Officer

[Signature Page to Ninth Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Linda E.C. Alto
Name: Linda E.C. Alto Title: Senior Vice President

[Signature Page to Ninth Amendment to Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

	By:	/s/ Linda E.C. Alto
Name: Linda E.C. Alto Title: Senior Vice President

[Signature Page to Ninth Amendment to Credit Agreement]

TRUIST BANK,
as a Lender

By:	/s/ Ben Cumming
Name: Ben Cumming Title: Managing Director

[Signature Page to Ninth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Erik Barragan
Name: Erik Barragan Title: Authorized Officer

[Signature Page to Ninth Amendment to Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Patrick Epum
Name: Patrick Epum Title: Director & Team Lead

[Signature Page to Ninth Amendment to Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Ned Spitzer
Name: Ned Spitzer Title: Managing Director

[Signature Page to Ninth Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Yumi Okabe
Name: Yumi Okabe Title: Vice President yumi.okabe@db.com 212-250-2966

By:	/s/ Michael Strobel
Name: Michael Strobel Title: Vice President michael-p.strobel@db.com 212-250-0939

[Signature Page to Ninth Amendment to Credit Agreement]

Published CUSIP Number: 74381QAG1

Annex A to Ninth Amendment

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

Dated as of August 2, 2013

among

THE PROVIDENCE SERVICE CORPORATION,

as the Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

TRUIST BANK,

as Syndication Agent

BMO HARRIS BANK,

as Documentation Agent

and

THE OTHER LENDERS PARTY HERETO

BofA SECURITIES, INC.

and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	48
1.03	Accounting Terms	49
1.04	Rounding	50
1.05	Times of Day	50
1.06	Letter of Credit Amounts	50
1.07	Exchange Rates; Currency Equivalents	50
1.08	Additional Alternative Currencies	51
1.09	Change of Currency	51
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		53
2.01	Commitments	53
2.02	Borrowings, Conversions and Continuations of Loans	54
2.03	Letters of Credit	58
2.04	Swing Line Loans	67
2.05	Prepayments	69
2.06	Termination or Reduction of Aggregate Revolving Commitments	72
2.07	Repayment of Loans	73
2.08	Interest	74
2.09	Fees	75
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	76
2.11	Evidence of Debt	76
2.12	Payments Generally; Administrative Agent’s Clawback	77
2.13	Sharing of Payments by Lenders	79
2.14	Cash Collateral	79
2.15	Defaulting Lenders	80
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		83
3.01	Taxes	83
3.02	Illegality	87
3.03	Inability to Determine Rates	88
3.04	Increased Costs	91
3.05	Compensation for Losses	93
3.06	Mitigation Obligations; Replacement of Lenders	93
3.07	Survival	94
ARTICLE IV GUARANTY		94
4.01	The Guaranty	94
4.02	Obligations Unconditional	94
4.03	Reinstatement	95
4.04	Certain Additional Waivers	96
4.05	Remedies	96
4.06	Rights of Contribution	96
4.07	Guarantee of Payment; Continuing Guarantee	96
4.08	Keepwell	96
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		97
5.01	Conditions of Initial Credit Extension	97
5.02	Conditions to all Credit Extensions	99

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ARTICLE VI REPRESENTATIONS AND WARRANTIES		101
6.01	Existence, Qualification and Power	101
6.02	Authorization; No Contravention	101
6.03	Governmental Authorization; Other Consents	101
6.04	Binding Effect	101
6.05	Financial Statements; No Material Adverse Effect	102
6.06	Litigation	102
6.07	No Default	102
6.08	Ownership of Property; Liens	102
6.09	Environmental Compliance	103
6.10	Insurance	103
6.11	Taxes	104
6.12	ERISA Compliance	104
6.13	Subsidiaries	105
6.14	Margin Regulations; Investment Company Act	105
6.15	Disclosure	105
6.16	Compliance with Laws	105
6.17	Intellectual Property; Licenses, Etc.	106
6.18	Solvency	106
6.19	Perfection of Security Interests in the Collateral	106
6.20	Business Locations	106
6.21	Labor Matters	106
6.22	Fraud and Abuse	107
6.23	Licensing and Accreditation	107
6.24	Reimbursement from Medical Reimbursement Programs	107
6.26	Captive Insurance Subsidiaries	108
6.27	OFAC	108
6.28	Patriot Act	109
ARTICLE VII AFFIRMATIVE COVENANTS		109
7.01	Financial Statements	109
7.02	Certificates; Other Information	110
7.03	Notices	112
7.04	Payment of Taxes	112
7.05	Preservation of Existence, Etc.	112
7.06	Maintenance of Properties	113
7.07	Maintenance of Insurance	113
7.08	Compliance with Laws	113
7.09	Books and Records	114
7.10	Inspection Rights	114
7.11	Use of Proceeds	114
7.12	Additional Subsidiaries	115
7.13	ERISA Compliance	115
7.14	Pledged Assets	115
7.15	Further Assurances	116
7.16	Post-Closing Matters	116
ARTICLE VIII NEGATIVE COVENANTS		117
8.01	Liens	117
8.02	Investments	120
8.03	Indebtedness	122
8.04	Fundamental Changes	124
8.05	Dispositions	125
8.06	Restricted Payments	126

8.07	Change in Nature of Business	128
8.08	Transactions with Affiliates and Insiders	128
8.09	Burdensome Agreements	129
8.10	Use of Proceeds	130
8.11	Financial Covenants	130
8.12	Prepayment of Other Indebtedness, Etc.	130
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	131
8.14	Excluded Subsidiaries	131
8.15	Healthcare Permits; Healthcare Fines	132
8.16	Sanctions	132
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		132
9.01	Events of Default	132
9.02	Remedies Upon Event of Default	135
9.03	Application of Funds	136
ARTICLE X ADMINISTRATIVE AGENT		137
10.01	Appointment and Authority	137
10.02	Rights as a Lender	137
10.03	Exculpatory Provisions	138
10.04	Reliance by Administrative Agent	139
10.05	Delegation of Duties	139
10.06	Resignation of Administrative Agent	139
10.07	Non-Reliance on Administrative Agent and Other Lenders	141
10.08	No Other Duties; Etc.	141
10.09	Administrative Agent May File Proofs of Claim	141
10.10	Collateral and Guaranty Matters	142
10.11	Treasury Management Banks and Swap Banks	143
ARTICLE XI MISCELLANEOUS		144
11.01	Amendments, Etc.	144
11.02	Notices and Other Communications; Facsimile Copies	147
11.03	No Waiver; Cumulative Remedies; Enforcement	149
11.04	Expenses; Indemnity; and Damage Waiver	149
11.05	Payments Set Aside	151
11.06	Successors and Assigns	152
11.07	Treatment of Certain Information; Confidentiality	156
11.08	Set-off	157
11.09	Interest Rate Limitation	157
11.10	Counterparts; Integration; Effectiveness; Amendment and Restatement	158
11.11	Survival of Representations and Warranties	158
11.12	Severability	158
11.13	Replacement of Lenders	159
11.14	Governing Law; Jurisdiction; Etc.	159
11.15	Waiver of Right to Trial by Jury	160
11.16	Electronic Execution of Assignments and Certain Other Documents	161
11.17	USA PATRIOT Act.	161
11.19	Judgment Currency	162
11.20	Appointment of Borrower	163

SCHEDULES

1.01(a)	Excluded Subsidiaries
1.01(b)	Existing Letters of Credit
1.01(c)	Excluded WD Subsidiaries
2.01	Commitments and Applicable Percentages
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Formation and Structure
6.21	Labor Matters
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving A Note
C-2	Form of Revolving B Note
D	Form of Swing Line Note
E	Form of Term A1 Note
F	Form of Compliance Certificate
G	Form of Joinder Agreement
H	Form of Assignment and Assumption
I	Form of U.S. Tax Compliance Certificates
J	Form of Secured Party Designation Notice
K	Form of Notice of Prepayment
L	Form of A2 Note
M	Form of Investor Note
N	Form of Series A Preferred Term Sheet

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT is entered into as of August 2, 2013 among THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Loan Parties are party to a Credit and Guaranty Agreement dated as of March 11, 2011 (as amended, supplemented and otherwise modified prior to the date hereof, the "Existing Credit Agreement") with the lenders party thereto and Bank of America, N.A., as administrative agent.

The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows. This Agreement is not a novation of the Existing Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person or at least a majority of the Voting Stock of another Person or a business line or unit or a division of, or a product or a product candidate, of a Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Escrow Notes from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Escrow Notes are not released from the applicable Escrow Account, plus (b) the amount of any original issue discount on such Escrow Notes, plus (c) all fees and expenses that are incurred in connection with the issuance of such Escrow Notes and all fees, expenses or other amounts payable in connection with any redemption of such Escrow Notes.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated May 9, 2014 among the Borrower, Bank of America and BofA Securities.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving A Commitments” means the aggregate amount of the Revolving A Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving A Commitments in effect on the Seventh Amendment Effective Date is ONE HUNDRED FIFTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($154,500,000).

“Aggregate Revolving B Commitments” means the aggregate amount of the Revolving B Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving B Commitments in effect on the Seventh Amendment Effective Date is SEVENTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($70,500,000).

“Aggregate Revolving Commitments” means the Aggregate Revolving A Commitments and/or the Aggregate Revolving B Commitments, as applicable.

“Agreement” means this Amended and Restated Credit and Guaranty Agreement.

“Alternative Currency” means, with respect to Revolving B Loans and Letters of Credit, each currency (other than Dollars) that is approved in accordance with Section 1.08; provided that for each Alternative Currency, such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving B Commitments and $75,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving B Commitments.

“Applicable Currency” means Dollars or any Alternative Currency that bears interest at a rate based on an Applicable Reference Rate, as applicable.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving A Commitment at any time, the percentage of the Aggregate Revolving A Commitments represented by such Lender’s Revolving A Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving A Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving A Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the percentage of the Outstanding Amount of the Revolving A Loans held by such Lender, giving effect to any subsequent assignments, (b) with respect to such Lender’s Revolving B Commitment at any time, the percentage of the Aggregate Revolving B Commitments represented by such Lender’s Revolving B Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving B Loans has been terminated pursuant to Section 9.02 or if the Aggregate Revolving B Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the percentage of the Outstanding Amount of the Revolving B Loans held by such Lender, giving effect to any subsequent assignments, and (c) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the Outstanding Amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means with respect to Revolving Loans, the Term Loan, Swing Line Loans, Letters of Credit Fees and the Commitment Fee, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
1	> 3.75:1.0	0.500%	3.50%	3.50%	2.50%
2	< 3.75:1.0 but ≥ 3.25:1.0	0.375%	3.25%	3.25%	2.25%
3	< 3.25:1.0 but ≥ 2.75:1.0	0.350%	2.75%	2.75%	1.75%
4	< 2.75:1.0	0.350%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(a), then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Eighth Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the first full fiscal quarter ending after the Eighth Amendment Effective Date shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Reference Rate” means LIBOR.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Commitments at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, with respect to the Revolving A Commitments, the Revolving B Commitments or the Term Loan, a Lender that has a Commitment with respect thereto or holds a Revolving A Loan, a Revolving B Loan or a Term Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, prepared in conformity with GAAP.

“Australian Dollar” means the lawful currency of Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

"Available Aggregate Revolving A Commitments" means, (a) at any time while the Convertible Notes are outstanding (including any Permitted Refinancing Indebtedness in respect thereof (excluding any refinancing in whole with proceeds of a Loan)), the difference of (i) the Aggregate Revolving A Commitments as of such date minus (ii) $25,000,000 and (b) if the Convertible Notes are being repaid in full substantially contemporaneously with a Borrowing of Revolving A Loans, or at any time subsequent to the repayment of the Convertible Notes in full, the Aggregate Revolving A Commitments.

“Availability Period” means, (a) with respect to the Revolving A Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving A Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving A Lender to make Revolving A Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (b) with respect to the Revolving B Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Aggregate Revolving B Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving B Lender to make Revolving B Loans pursuant to Section 9.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc., in its capacity as joint lead arranger and bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means each of the following, as the context may require: (a) a borrowing of Swing Line Loans pursuant to Section 2.04(a), (b) a borrowing consisting of simultaneous Revolving A Loans of the same Type, in Dollars and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a)(i), (c) a borrowing consisting of simultaneous Revolving B Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a)(ii), (d) a borrowing consisting of a simultaneous portion of the Term A1 Loan of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b) and (e) a borrowing consisting of a simultaneous portion of the Term A2 Loan of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Captive Insurance Subsidiaries” means Social Services Providers, Captive Insurance Co., an Arizona corporation, Provado Insurance Services, Inc., a South Carolina corporation and any other regulated Subsidiary of the Borrower primarily engaged in the business of providing insurance and insurance-related services to the Borrower, its other Subsidiaries and certain other Persons.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for the L/C Obligations or obligations of Lenders to fund participations in respect of the L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support (together, in each case, with the proceeds thereof, “Cash Collateral”), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or, in the case of a Foreign Subsidiary, any member country of The Organisation for Economic Co-operation and Development, or any agency or instrumentality thereof (provided that the full faith and credit of the United States or, in the case of a Foreign Subsidiary, the member country of The Organisation for Economic Co-operation and Development, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar, or in the case of Foreign Subsidiaries, Euro, Sterling, Australian Dollar, Swiss Franc or other Alternative Currency, denominated time or demand deposits and certificates of deposit of and bankers’ acceptances of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 (or the Alternative Currency Equivalent) or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within 270 days of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 (or the Alternative Currency Equivalent) for direct obligations issued by or fully guaranteed by the United States or, in the case of a Foreign Subsidiary, any member country of The Organisation for Economic Co-operation and Development, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 (or the Alternative Currency Equivalent), substantially all of whose assets are invested in Investments of the character described in the foregoing subdivisions (a) through (d) and (f) Dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“CCHN Holdings” means CCHN Group Holdings, Inc., a Delaware corporation.

“Change in Law” means, with respect to any Person, the occurrence, after the date such Person becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis; or

(b)         the occurrence of a “Fundamental Change” (or any comparable term) under, and as defined in, the Convertible Notes Documents or any of the Subordinated Indebtedness Documents.

“Closing Date” means August 2, 2013.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Collateral” means a collective reference to all real and personal property (other than Excluded Property) with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Revolving A Commitment of such Lender, the Revolving B Commitment of such Lender and/or the Term Loan Commitment of such Lender, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for the period of the four fiscal quarters most recently ended:

(i) increased (without duplication) by the following to the extent deducted in calculating such Consolidated Net Income for such period: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) all charges, fees, costs and expenses (including legal fees) incurred during such period in connection with (I) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (II) future Permitted Refinancing Indebtedness or any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 8.03 (including for settlement of the Convertible Notes or other Convertible Indebtedness), (e) fees, costs, charges and expenses (including legal fees) incurred during such period in connection with any issuance of Equity Interests or any proposed or actual Permitted Acquisitions, Investments permitted by Section 8.02, Dispositions permitted by Section 8.04 or Section 8.05 or Involuntary Dispositions, (f) restructuring or reorganization charges, severance costs and losses recognized from the discontinuance of operations for such period; provided that that aggregate amount added back to Consolidated Net Income pursuant to this clause (f) for any four fiscal quarter period shall not exceed $10,000,000 in the aggregate, (g) losses and expenses incurred during such period in connection with claims for which the Borrower reasonably expects to be reimbursed, (h) payments in settlements less collections, losses, fees, costs, charges and expenses (including legal expenses) incurred in connection with any disputes with dissident shareholders (including in connection with any Section 220 demands, proxy fights or consent solicitations), contract disputes, legal settlements, litigation or arbitration for such period; provided that that aggregate amount added back to Consolidated Net Income pursuant to this clause (h) for any four fiscal quarter period shall not exceed $6,000,000 in the aggregate, (i) earnings impact, both positive and negative of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies for such period, (j) any non-cash stock based compensation expenses incurred during such period, (k) debt negotiation costs and subsequent audit and legal expenses if required by holders of any Indebtedness permitted hereunder for such period, (l) restructuring, integration or similar charges incurred outside the ordinary course of business in connection with any Permitted Acquisition involving consideration in excess of $20,000,000 individually in an aggregate amount of up to 10% of the total consideration paid by the Borrower and the Subsidiaries, (m) all payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement and (n) all other non-cash charges (including non-cash impairment charges), expenses (including non-cash option expenses) and other items reducing such Consolidated Net Income (but excluding those expenses, charges and losses related to accounts receivable) which do not represent a cash item in such period or any future period; and

(ii) decreased (without duplication) by the following (in each case to the extent included in calculating Consolidated Net Income for such period): (a) litigation awards for such period, (b) all non-cash items increasing Consolidated Net Income, all as determined in accordance with GAAP and (c) all payments received under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement.

“Consolidated Capital Expenditures” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with the Net Cash Proceeds received from Dispositions or Involuntary Dispositions, (ii) which constitute consideration for Investments permitted under Section 8.02 (including Permitted Acquisitions), (iii) that are accounted for as capital expenditures of such Person and that are actually paid for (or reimbursed) by a third party and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person, (iv) for equipment purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of the purchase price of such purchased equipment is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (v) made with the Net Cash Proceeds of the issuance of any Equity Interests of the Borrower or any of its Subsidiaries not otherwise required to be applied to prepay the Loans in accordance with Section 2.05(b)(ii) or (iii).

“Consolidated Cash Taxes” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated Excess Cash Flow” means, for any fiscal year of the Borrower, an amount equal to the sum of (a) Consolidated Adjusted EBITDA for such period minus (b) to the extent the following increase Consolidated Adjusted EBITDA during such period (i) the unfinanced portion of Consolidated Capital Expenditures for such period, (ii) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries during such period, (iii) Consolidated Cash Taxes such period, (iv) Consolidated Scheduled Funded Debt Payments for such period, (v) all cash charges, fees, costs and expenses (including legal fees) paid during such period in connection with (A) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (B) future Permitted Refinancing Indebtedness or any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 8.03 (including for settlement of the Convertible Notes or other Convertible Indebtedness), (vi) cash fees, costs, charges and expenses (including legal fees) paid during such period in connection with any issuance of Equity Interests or any proposed or actual Permitted Acquisitions, Investments permitted by Section 8.02, Dispositions permitted by Section 8.04 or Section 8.05 or Involuntary Dispositions, (vii) cash restructuring or reorganization charges, severance costs and losses recognized from the discontinuance of operations for such period in an aggregate amount not to exceed $10,000,000 in any four fiscal quarter period, (viii) losses and expenses incurred during such period in connection with claims for which the Borrower reasonably expects to be reimbursed to the extent paid in cash, (ix) cash payments in settlements less collections, losses, fees, costs, charges and expenses (including legal expenses) incurred in connection with any disputes with dissident shareholders (including in connection with any Section 220 demands, proxy fights or consent solicitations), contract disputes, legal settlements, litigation or arbitration for such period in an aggregate amount not to exceed $6,000,000 in any four fiscal quarter period, (x) earnings impact, both positive and negative, of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies for such period to the extent paid in cash, (xi) cash debt negotiation costs and subsequent audit and legal expenses if required by holders of any Indebtedness permitted hereunder for such period, (xii) cash restructuring, integration or similar charges incurred outside the ordinary course of business in connection with any Permitted Acquisition involving consideration in excess of $20,000,000 individually in an aggregate amount of up to 10% of the total consideration paid by the Borrower and the Subsidiaries and (xiii) all cash payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Agreement.

“Consolidated Funded Indebtedness” means, as of any date of determination, Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments and debt discount in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP. Consolidated Interest Charges shall be calculated after giving effect to Swap Contracts (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Swap Contracts.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of four fiscal quarters most recently ended, to (b) Consolidated Interest Charges paid in cash for the period of four fiscal quarters most recently ended.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period, as determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the remainder of (i) Consolidated Funded Indebtedness as of such date, minus (ii) unrestricted cash and Cash Equivalents of the Loan Parties on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in an amount not exceeding $50,000,000 to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (b) shall be adjusted for any voluntary prepayments or mandatory prepayments made pursuant to Section 2.05.

“Consolidated Total Assets” means the sum of the total consolidated assets of the Borrower and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower and its Subsidiaries.

“Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with the Borrower or any Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Convertible Notes” means those certain unsecured notes issued by the Borrower pursuant to the Convertible Notes Indenture.

“Convertible Notes Documents” means the Convertible Notes, the Convertible Notes Indenture and all other documents executed and delivered in respect of the Convertible Notes and the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain Indenture dated as of November 13, 2007 by and among the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee.

“Convertible Indebtedness” means unsecured Indebtedness of the Borrower (including Convertible Indebtedness Notes) permitted to be incurred under the terms of this Agreement that is (a) convertible into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock); provided that any such Indebtedness issued after the date hereof shall not have a maturity date, and shall not be redeemable in any manner whatsoever, at any time prior to the date that is six months after the Maturity Date.

“Convertible Indebtedness Notes” means unsecured notes to be issued by the Borrower pursuant to any Convertible Indebtedness Notes Indenture.

“Convertible Indebtedness Notes Documents” means the Convertible Indebtedness Notes, the Convertible Indebtedness Notes Indenture and all other documents to be executed and delivered in respect of any Convertible Indebtedness Notes and any Convertible Indebtedness Notes Indenture.

“Convertible Indebtedness Notes Indenture” means such indenture governing the Convertible Indebtedness Notes to be entered into by and between the Borrower, as issuer, and a notes trustee.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the target of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary but excluding any issuance by any Loan Party or any such Subsidiary of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes (other than any issuance of Indebtedness permitted pursuant to Section 8.03) or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory or property in the ordinary course of business and the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof; (b) the sale, lease, license, transfer or other disposition of property (whether tangible or intangible), whether now owned or hereafter acquired, that is surplus, obsolete, worn out or no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02; (d) any Involuntary Disposition; (e) transactions otherwise permitted by Section 8.04; (f) licenses or sublicenses of IP Rights in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business; (g) any Investments permitted by Section 8.02; (h) leases and subleases entered into in the ordinary course of business; (i) the use or sale of cash or Cash Equivalents; (j) the granting of any Liens permitted under Section 8.01 to the extent constituting a Disposition, (k) the sale, lease, license, transfer or other disposition of property resulting in Net Cash Proceeds of less than $500,000 for any such sale, lease, license, transfer or other disposition, (l) the making of any Restricted Payment permitted under Section 8.06 to the extent constituting a Disposition, (m) Dispositions to the extent that such property is exchanged or traded in for assets (including a combination of assets and Cash Equivalents) used in the business of the Borrower or its Subsidiaries of comparable or greater market value as a whole and (n) any surrender, termination, expiration or waiver of contracts or contract rights, or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business. “Disposes” has the meaning correlative thereto.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eighth Amendment Effective Date” means October 16, 2020.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all applicable federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person with respect to shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that “Equity Interests” shall not include Convertible Indebtedness.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by the Borrower or any ERISA Affiliates of any liability pursuant to Sections 4063 or 4064 of ERISA with respect to the withdrawal from any Plan or Multiemployer Plan; (c) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA which such termination results in liability to the Borrower or any ERISA Affiliates in excess of $2,500,000; (f) the receipt by any Borrower or any ERISA Affiliates from the PBGC of any notice relating to the intention to termination any Pension Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Account” means a deposit or securities account at a financial institution selected by the Borrower (any such institution, an “Escrow Agent”) into which any Escrow Funds are deposited.

“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered into in order to provide the applicable Escrow Agent (or its designee) Liens on the related Escrow Funds.

“Escrow Agent” has the meaning set forth in the definition of the term “Escrow Account”.

“Escrow Funds” means the sum of (a) the proceeds of any Escrow Notes, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in an Escrow Account, any income, proceeds or products of the foregoing.

“Escrow Issuer” means any Subsidiary of the Borrower established for the purpose of, and having no business activities other than, issuing Escrow Notes, receiving and holding the proceeds thereof (and any Additional Escrow Amount) in the Escrow Account, performing its obligations under the Escrow Notes Documents (including, if necessary, redeeming the Escrow Notes), and activities reasonably related thereto.

“Escrow Notes” means debt securities of the Borrower or an Escrow Issuer; provided that the net proceeds of such debt securities are deposited into an Escrow Account upon the issuance thereof.

“Escrow Notes Documents” mean the Escrow Notes Indentures, the Escrow Account Documents and any other documents entered into by the Borrower (and/or an Escrow Issuer, if applicable) in connection with any Escrow Notes.

“Escrow Notes Indentures” means the indenture(s) pursuant to which any Escrow Notes shall be issued.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Base Rate” means:

(a)         for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period; and

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that, if the Eurocurrency Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement.

“Eurocurrency Rate” means (a) for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Eurocurrency Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurocurrency Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurocurrency Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Accounts” means each deposit account or securities account (i) the funds in which are specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of any Loan Party, (ii) that holds funds not owned by any Loan Party or (iii) which are used, in the ordinary course of business, solely for daily accounts payable.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any leased real property, any owned or leased real or personal property which is located outside of the United States and any owned real property with a book value of less than $3,000,000, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) the Equity Interests of (i) any Captive Insurance Subsidiary, (ii) the Mercury Joint Venture and (iii) any Excluded WD Subsidiary, (f) any United States trademark application filed on the basis of a Loan Party’s intent-to-use such mark, in each case, unless and until evidence of the use of such trademark in interstate commerce is submitted to the United States Patent and Trademark Office but only if and to the extent that the granting of a security interest in such application would result in the invalidation of such application or resulting registration, provided, that, to the extent such application is excluded from the Collateral, upon the submission of evidence of use of such trademark to the United States Patent and Trademark Office, such trademark application shall automatically be included in the Collateral, without further action on any party’s part, (g) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (h) any Excluded Accounts, (i) that certain real property of the Borrower located at 44 E. Broadway in Tucson, Arizona (including, without limitation, (i) units 101, 201 through 210, 301 through 310, and 401 through 410 at such location and (ii) all that part of lots 2 and 3 in block 217 of the City of Tucson, Pima County), (j) any other real or personal property in which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of granting a security interest in, or Lien on, to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (k) Escrow Funds subject to a Lien in favor of any Escrow Agent.

“Excluded Subsidiaries” means (a) those Subsidiaries of the Borrower listed on Schedule 1.01(a), (b) any Subsidiary that is not a Wholly Owned Subsidiary, (c) any Subsidiary that is prohibited by applicable Law from guarantying the Obligations, (d) any Captive Insurance Subsidiary, (e) any Foreign Subsidiary, (f) any Immaterial Subsidiary, (g) any Excluded WD Subsidiary and (h) any Escrow Issuer.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Excluded WD Assets” means the Equity Interests of the Excluded WD Subsidiaries and all of the respective assets and property of each of the Excluded WD Subsidiaries (whether now owned or hereafter formed or acquired).

“Excluded WD Credit” means an amount equal to the cumulative Net Cash Proceeds of any Disposition pursuant to Section 8.05(d).

“Excluded WD Subsidiaries” means the entities listed on Schedule 1.01(c), any Subsidiary of an entity listed on Schedule 1.01(c) and any other Subsidiary that has no material assets other than Excluded WD Assets.

“Exclusion Event” means an event or events resulting in the exclusion of the Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program and which is reasonably likely to result in a loss of 10% or more of the consolidated revenues of the Borrower and its Subsidiaries or Consolidated Adjusted EBITDA during the 12-month period succeeding such event or events.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01(b).

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds from any Disposition or Involuntary Disposition or proceeds of any Equity Issuance) and arising from tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of (i) business interruption insurance to the extent such proceeds constitute compensation for lost earnings or (ii) such amounts that any Loan Party is diligently pursuing to use, or uses, to rebuild, replace or repair the property in respect of which such proceeds were received), condemnation awards (and payments in lieu thereof) (other than such amounts that any Loan Party is diligently pursuing to use, or uses, to rebuild, replace or repair the property in respect of which such proceeds were received), indemnity payments (other than to the extent such indemnity payments (i) are immediately payable to a Person that is not an Affiliate of any Loan Party, (ii) are received by any Loan Party as reimbursement for any payment previously made to such Person, (iii) represent the reimbursement of out-of-pocket costs and expenses incurred with respect to third-party claims or (iv) payments in respect of internal costs) and any purchase price adjustments (other than a working capital adjustment).

“Facility Office” means, with respect to any Lender, the office through which such Lender will perform its obligations under this Agreement.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“First Amendment Effective Date” means May 28, 2014.

“Fifth Amendment Effective Date” means June 7, 2018.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means the date on which the conditions precedent set forth in Section 4(b) of that certain Fourth Amendment and Consent to the Amended and Restated Credit and Guaranty Agreement, dated as of August 28, 2016, among the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent, are satisfied.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations for borrowed money, whether current or long-term (including the Obligations, any Subordinated Indebtedness and any Convertible Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all purchase money Indebtedness;

(c)         the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)         all obligations arising under letters of credit (including standby and commercial letters of credit, but excluding cash collateralized letters of credit), bankers’ acceptances, bank guaranties, surety bonds (other than surety bonds issued for the account of any Loan Party or its Subsidiaries in the ordinary course of business and for the benefit of governmental agencies or any other Persons party to the contracts with any Loan Party or its Subsidiaries) and similar instruments (other than letters of credit issued to support the contractual obligations of the Captive Insurance Subsidiaries, so long as such letters of credit are fully secured by cash of such Captive Insurance Subsidiaries);

(e)         all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and any Earn Out Obligations;

(f)         the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)         all cash obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person at any time prior to the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)         all Funded Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the indebtedness secured;

(i)         all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)         to the extent such Funded Indebtedness is expressly made recourse to such Person, all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer.

For purposes hereof, (i) the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder and (ii) only the principal amount of Convertible Indebtedness shall be considered Funded Indebtedness.

Notwithstanding the foregoing, the Investor Note shall not be considered Funded Indebtedness for purposes of calculating the Consolidated Leverage Ratio for the first one hundred twenty (120) days following the Matrix Closing Date, subject to extension for up to an additional one hundred eighty (180) days to the extent the Rights Offering Outside Date (as defined in the Investor Note) is extended pursuant to the terms and provisions of the Investor Note.

Notwithstanding the foregoing, Escrow Notes, and all related Escrow Funds, shall not constitute Funded Indebtedness, and shall be disregarded for purposes of calculation of Consolidated Interest Coverage Ratio, Consolidated Interest Charges, Consolidated Leverage Ratio and Consolidated Net Leverage Ratio (other than in connection with calculations under the definition of Permitted Junior Debt) until such Escrow Funds are released from the Escrow Account for the benefit of the Borrower and its Restricted Subsidiaries, in each case, so long as (i) such Escrow Funds remain in an Escrow Account and (ii) the release of the proceeds thereof to the Borrower and its Restricted Subsidiaries is contingent upon the consummation of the relevant Permitted Acquisition or other Investment (and, if the Escrow Notes Indenture is terminated prior to the consummation of the relevant Permitted Acquisition or Investment or if the relevant Permitted Acquisition or Investment is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Restricted Subsidiaries in respect of such Indebtedness).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Approvals” means any and all Permits of each Governmental Authority issued or required under the Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of the Borrower or any of its Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Reimbursement Program Cost” means with respect to and payable by the Borrower and its Subsidiaries the sum of:

(a)         all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlements of claims or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

(b)         all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(c)         the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation, review or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.12, (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement, and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all substances regulated as “hazardous,” “dangerous,” “toxic,” a “pollutant,” a “contaminant” or words of similar import under any applicable Environmental Law, including explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes.

“Healthcare Laws” means all federal and state laws applicable to the business of Borrower regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations.

“Healthcare Permit” means a Governmental Approval required under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary of the Borrower, designated in writing to the Administrative Agent by the Borrower as an “Immaterial Subsidiary,” that, (a) individually, as of the relevant date of determination, has (i) total assets as of such date of less than 2.5% of Consolidated Total Assets as of such date and (ii) total revenues for the four fiscal quarter period most recently ended prior to such date of less than 2.5% of the consolidated total revenues of the Borrower and its Subsidiaries for such period and (b) collectively with all other Immaterial Subsidiaries as of the relevant date of determination, has (i) total assets as of such date of less than 5.0% of Consolidated Total Assets as of such date and (ii) total revenues for the four-fiscal-quarter period most recently ended prior to such date of less than 5.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period. It is understood and agreed that the Borrower may, from time to time, redesignate any Immaterial Subsidiary as a non-Immaterial Subsidiary to the extent that the requirements set forth in Section 7.12 are satisfied with respect to such Subsidiary at or prior to the date of such redesignation.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all Funded Indebtedness;

(b)         the Swap Termination Value of any Swap Contract;

(c)         all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d)         all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

Notwithstanding the foregoing, Permitted Warrant Transactions shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Ingeus” means Ingeus Limited (ACN 010 948 731), a company incorporated in Australia.

“Ingeus Acquisition” means (i) the Acquisition of (a) 100% of the Equity Interests of Ingeus Limited by a Subsidiary of the Borrower and (b) the remaining Equity Interests of Ingeus UK Limited by Ingeus Europe Limited, a Subsidiary of Ingeus, pursuant to the Ingeus Purchase Agreement (ii) the transactions described in the Ingeus Purchase Agreement and the UK Share Sale Agreement (as defined in the Ingeus Purchase Agreement), including, without limitation, (a) payment of Earn Out Obligations, (b) issuance at closing of restricted shares of Borrower common stock and payment of cash with a combined value of GBP £14,345,794, subject to a vesting schedule of 25% per year over a four year period, (c) certain rights to indemnification for breaches of representations and warranties and other matters, and (d) guarantee of certain payment obligations of its wholly owned subsidiaries, and (iii) all transactions and actions taken by the Borrower and its Subsidiaries to consummate the Ingeus Acquisition, including, without limitation, establishment of the acquisition structure and funding of intercompany loans to finance the Acquisition.

“Ingeus Purchase Agreement” means the share sale agreement dated as of March 31, 2014, between the sellers listed therein, Pinnacle Australia Holdco Pty Ltd (ACN 168 792 318) as buyer and the Borrower as the buyer's guarantor.

“Ingeus Foreign Subsidiaries” means the Foreign Subsidiaries of the Borrower who were formed or acquired (directly or indirectly) in connection with the Ingeus Acquisition.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)         no Interest Period with respect to any Revolving Loan shall extend beyond the Maturity Date; and

(d)         no Interest Period with respect to the Term Loan shall extend beyond the Maturity Date.

“Interim Financial Statements” has the meaning set forth in Section 5.01(c)(ii).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor” means, collectively, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC and Coliseum Capital Co-Invest, L.P.

“Investor Note” means that certain unsecured subordinated promissory note dated as of the Matrix Closing Date issued by the Borrower in favor of the Investor, in an aggregate principal amount of $65,500,000 (plus any increase in such principal amount due to the accrual of payment-in-kind interest); provided that such note (i) shall be prepaid with net proceeds of the issuance of common Equity Interest or Preferred Stock of the Borrower or otherwise subordinated to the prior payment and satisfaction of the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) shall have terms substantially in the form of Exhibit M attached hereto or otherwise reasonably satisfactory to the Administrative Agent.

“Investor Note Documents” means the Investor Note and all other documents to be executed and delivered in respect of the Investor Note.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Borrower (or any Subsidiary) with or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Joint Venture” means any Person of whom at least 1% but not more than 50% of the shares of its Voting Stock is beneficially owned, directly or indirectly, by any of the Borrower and its Subsidiaries and the management of which is controlled by the Borrower and its Subsidiaries.

“Judgment Currency” has the meaning specified in Section 11.19.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, authorizations and permits of any Governmental Authority, in each case having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment on the Seventh Amendment Effective Date is set forth on Schedule 2.03, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a L/C Commitment after the Seventh Amendment Effective Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to a particular Letter of Credit, (a) Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as issuer of such Letter of Credits, or any successor issuer thereof, (b) such other Lender selected by the Borrower pursuant to Section 2.03(m) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (b) without such Lender’s consent), or any successor issuer thereof or (c) any Lender selected by the Borrower (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an L/C Issuer (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning provided in Section 1.11.

“LCT Test Date” has the meaning provided in Section 1.11.

“Lender Party” has the meaning provided in Section 11.16.

“Lender Recipient Party” has the meaning provided in Section 10.13.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means (a) any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and (b) any Existing Letter(s) of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate substantially the form of Exhibit P or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Available Aggregate Revolving A Commitments and (b) $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments and does not include fully drawn and funded Letters of Credit; provided such funded Letters of Credit have been reimbursed in accordance with the terms hereof.

“LIBOR” has the meaning specified in the definition of Eurocurrency Base Rate.

“Licensed Entity” has the meaning specified in the definition of Transition Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means (i) the Socrates Acquisition, (ii) the Victory Acquisition and (iii) any other Acquisition by the Borrower or any Restricted Subsidiary the consummation of which is not conditioned on the availability of financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving A Loan, Revolving B Loan, Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Collateral Documents and the Administrative Agent Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving A Loans, (b) a Borrowing of Revolving B Loans, (c) a Borrowing of the Term Loans, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, in each case delivered pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Managed Entities” means any Person for which the Borrower or any of its Affiliates provides or intends to provide management or administrative services, excluding each of the Excluded Subsidiaries (other than the Captive Insurance Subsidiaries).

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation or has its Facility Office by any Governmental Authority.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents; (c) a material impairment of the ability of the Borrower or the Guarantors, taken as a whole, to perform its or their respective payment obligations under any Loan Document; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or the Guarantors, taken as a whole, of any Loan Document.

“Matrix” means CCHN Group Holdings, Inc., a Delaware corporation.

“Matrix Acquisition” means the Acquisition by a Subsidiary of the Borrower of 100% of the outstanding Equity Interests of Matrix pursuant to the Matrix Acquisition Agreement.

“Matrix Acquisition Agreement” means the Agreement and Plan of Merger dated as of September 17, 2014 by and among Matrix, the Borrower, Matrix Acquisition Co and the Holders' Representatives named therein.

“Matrix Closing Date” has meaning given to such term in Section 3(B) of the Second Amendment.

“Maturity Date” means August 2, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code as amended, and any statute succeeding thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Mercury Joint Venture” means any limited liability company that owns 100% of the issued and outstanding Equity Interests of CCHN Group Holdings, Inc., a Delaware corporation.

“Mercury Transaction” means the following: (a) the issuance by CCHN Holdings of Equity Interests (the “Subscription”) to Mercury Fortuna Buyer, LLC, a Delaware limited liability company (the “Subscriber”), pursuant to that certain Stock Subscription Agreement, dated as of August 28, 2016, by and among CCHN Holdings, the Borrower and the Subscriber, such that, following the Subscription, the Subscriber shall own a majority of CCHN Holdings, (b) in connection with the Subscription, the incurrence of new Indebtedness by CCHN Holdings, a portion of the proceeds of which will be transferred to the Borrower, (c) the formation by the Borrower and the Subscriber of the Mercury Joint Venture, and (d) the contribution by the Borrower of the Equity Interests owned by the Borrower in CCHN Holdings to the Mercury Joint Venture, such that, following such contribution, (i) the Borrower shall own a minority interest in the Mercury Joint Venture, and (ii) the Mercury Joint Venture shall own one hundred percent (100%) of CCHN Holdings.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the cash proceeds or Cash Equivalents actually received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred by any Loan Party in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) the amount of all required payments owing in respect of any Indebtedness that is secured by the asset subject to such Disposition or Involuntary Disposition or that is otherwise subject to mandatory prepayment as a result of such event (other than Indebtedness under the Loan Documents), (d) the amount of any reasonable reserve established in accordance with GAAP against any obligation to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) or any other liabilities (other than any taxes deducted pursuant to clause (b) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any Guarantor, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be receipt of Net Cash Proceeds of such Disposition occurring on the date of such reduction); it being understood that “Net Cash Proceeds” (x) shall include, without limitation, any cash or Cash Equivalents actually received upon the sale or other disposition of any non-cash consideration received, but only as and when so received, by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition and (y) shall not include any proceeds received in connection with any Permitted Warrant Transaction.

“Ninth Amendment Effective Date” means September 13, 2021.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any amount of the Excluded WD Credit that is proposed to be applied to a particular use or transaction, such amount that (a) was not required to prepay Loans pursuant to Section 2.05(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” or “Notes” means the Revolving A Notes, the Revolving B Notes, the Swing Line Note and/or the Term Notes, individually or collectively, as the context may require.

“Notice of Additional L/C Issuer” means a certificate substantially the form of Exhibit O or any other form approved by the Administrative Agent.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means with respect to the Borrower and each Guarantor, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of any Loan Party or a Subsidiary owing to a Treasury Management Bank or a Swap Bank in respect of Secured Treasury Management Agreements or Secured Swap Agreements, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Term Loans, Revolving A Loans, Revolving B Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Term Loans, Revolving A Loans, Revolving B Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 3004 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permit” means any governmental license, authorization, registration, permit, drug or device authorization and approval, certificate, franchise, qualification, accreditation, consent and approval required under any applicable Law in order for any Person to carry on its business as now conducted.

“Permitted Acquisitions” means Investments consisting of an Acquisition by the Borrower and any Subsidiary that is a Loan Party or will become a Loan Party in accordance with Section 7.12 following the consummation of such Acquisition, provided that (i) no Default shall have occurred and be continuing or would result from such Acquisition, (ii) a substantial portion of the property acquired (or a substantial portion of the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (iii) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) upon giving effect to such Acquisition on a Pro Forma Basis, either (x) the Consolidated Net Leverage Ratio shall not exceed 4.00 to 1.00 as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) or (y) in respect of Acquisitions in an aggregate amount not to exceed $50,000,000 relying on this clause (y) in any fiscal year, the Borrower shall be in compliance with the financial covenant in Section 8.11(a), and in either case, if such Acquisition is in an amount greater than $20,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate so demonstrating such compliance on a Pro Forma Basis, (vi) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction, and (viii) immediately after giving effect to such Acquisition, there shall be availability under the Aggregate Revolving Commitments plus unrestricted cash of the Loan Parties of at least $25,000,000.

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) on common stock of the Borrower purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Junior Debt” means (i) Socrates Acquisition Indebtedness, (ii) (x) subordinated Indebtedness issued or incurred by the Borrower or a Restricted Subsidiary and (y) senior unsecured Indebtedness issued or incurred by the Borrower or a Restricted Subsidiary (other than any Liens granted on Escrow Funds in favor of any Escrow Agent under Section 8.01(aa)), provided, that in the case of each of clauses (ii)(x) and (y), other with respect to any bridge loans, extended term loans or other short-term indebtedness, and any extensions or other unsecured refinancings thereof, (1) the terms of such Indebtedness do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, scheduled mandatory redemption or scheduled sinking fund obligation prior to the date that is 91 days after the Maturity Date (provided that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (2) the terms of such Indebtedness do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, as reasonably determined in good faith by the Borrower, (3) the terms of such Indebtedness provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt, as reasonably determined in good faith by the Borrower, (4) subject to Section 1.11, no Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, and (5) subject to Section 1.11, the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that the Borrower is in compliance with the financial covenants contained in Section 8.11 as of the most recent fiscal quarter end for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b), determined on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness (assuming for such calculation that such Indebtedness is fully drawn and excluding the proceeds of such Indebtedness); and (iii) Escrow Notes, provided that (1) subject to Section 1.11, no Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, (2) subject to Section 1.11, the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that the Borrower is in compliance with the financial covenants contained in Section 8.11 as of the most recent fiscal quarter end for which financial statements were required to be delivered pursuant to Section 7.01(a) or 7.01(b), determined on a Pro Forma Basis after giving effect to the incurrence of any such Indebtedness (assuming for such calculation that such Indebtedness is fully drawn and excluding the proceeds of such Indebtedness) and (3) upon release of such Escrow Notes from the Escrow Account, (x) the terms of such Indebtedness do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, scheduled mandatory redemption or scheduled sinking fund obligation prior to the date that is 91 days after the Maturity Date (provided that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (y) the terms of such Indebtedness do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, as reasonably determined in good faith by the Borrower, (z) the terms of such Indebtedness provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt, as reasonably determined in good faith by the Borrower.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing Indebtedness” means, with respect to any Person, Indebtedness issued or incurred (including by means of the extension, renewal, exchange or replacement of existing Indebtedness permitted hereunder) to refinance, refund, extend, renew, exchange or replace existing Indebtedness permitted hereunder (“Refinanced Indebtedness”); provided, that (a) such Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and any fees, expenses, committed or undrawn amounts, underwriting discounts and commissions and original issue discounts, in each case associated with such refinancing, refunding, extension, renewal, exchange or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing, exchanging or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms, taken as a whole, not materially adverse to the interests of the Lenders (as reasonably determined by the board of directors of the Borrower) and (d) such Indebtedness is on terms and conditions taken as a whole not materially more adverse to the Borrower and its Subsidiaries than the terms of the Refinanced Indebtedness.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on common stock of the Borrower sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction (it being understood, for the avoidance of doubt, that Convertible Indebtedness shall not be a Permitted Warrant Transaction).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(b).

“Preferred Stock” means (a) Equity Interests of the Borrower with preferential rights of payment of dividends or upon liquidation, dissolution or winding up; provided that such Preferred Stock shall not be redeemable at any time prior to the date that is six months after the Maturity Date (it being understood that any conversion of Preferred Stock into common Equity Interests shall not constitute a redemption) and the other terms of such Preferred Stock are reasonably satisfactory to the Administrative Agent, and (b) the Series A Preferred and the Series A-1 Preferred Stock. The amount of any Preferred Stock outstanding as of any date will be the liquidation value thereof, excluding accrued or accreted dividends, if any.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (i)(a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) or permanently repaid, returned, redeemed or extinguished (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) in connection with such transaction (A) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. For the avoidance of doubt, for any period of four fiscal quarters including the date of the Mercury Transaction, the financial covenants will be determined after giving pro forma effect to the use of proceeds of the Mercury Transaction.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“RBCCM” means RBC Capital Markets, in its capacity as joint lead arranger and bookrunner.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Records Transactions” means any transaction or series of transactions to acquire intellectual property, licenses, hardware, software or otherwise, whether such transactions take the form of purchases, investments, capital expenditures or otherwise, for the purpose of creating, gathering, maintaining  and managing electronic health records, including scheduling, billing, collection, patient information and related records.

“Records Transactions Assets” means any assets of the Borrower and its Subsidiaries acquired pursuant to Records Transactions.

“Register” has the meaning specified in Section 11.06(c).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(a)         the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(b)         the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Replacement Date” has the meaning specified in Section 3.03(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, at least three Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments, the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving A Lenders” means, as of any date of determination, at least three Revolving A Lenders holding more than 50% of the sum of the (a) the unfunded Revolving A Commitments, the outstanding Revolving A Loans, the outstanding Swing Line Loans, L/C Obligations and participations therein and (b) if the Revolving A Commitments have been terminated, the outstanding Revolving A Loans, the outstanding Swing Line Loans, L/C Obligations and participations therein. The unfunded Revolving A Commitments of, and the outstanding Revolving A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving A Lenders.

“Required Revolving B Lenders” means, as of any date of determination, at least three Revolving B Lenders holding more than 50% of the sum of the (a) the unfunded Revolving B Commitments and the outstanding Revolving B Loans and (b) if the Revolving B Commitments have been terminated, the outstanding Revolving B Loans. The unfunded Revolving B Commitments of, and the outstanding Revolving B Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving B Lenders.

“Required Revolving Lenders” means, as of any date of determination, at least three Revolving Lenders holding more than 50% of the sum of the (a) the unfunded Revolving Commitments, the outstanding Revolving Loans, the outstanding Swing Line Loans, L/C Obligations and participations therein and (b) if the Revolving Commitments have been terminated, the outstanding Revolving Loans, the outstanding Swing Line Loans, L/C Obligations and participations therein. The unfunded Revolving Commitments of, and the outstanding Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Rescindable Amount” has the meaning provided in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the applicable Loan Party, or any other officer of such Loan Party designated by any such Person in writing to the Administrative Agent from time to time, acting singly, and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to any Loan Party’s or Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revaluation Date” means (a) with respect to any Eurocurrency Rate Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance, amendment and/or extension of such Letter of Credit, (ii) each date of any payment by the L/C Issuer under such Letter of Credit, and (iii) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving A Commitment” means, as to each Lender, its obligation to (a) make Revolving A Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving A Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving A Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving A Lender” means, at any time, any Lender that has a Revolving A Commitment at such time.

“Revolving A Loan” has the meaning specified in Section 2.01(a)(i).

“Revolving A Note” has the meaning specified in Section 2.11(a).

“Revolving A Tranche” means the Revolving A Commitments, the Revolving A Loans, the L/C Obligations and the Swing Line Loans.

“Revolving B Commitment” means, as to each Lender, its obligation to make Revolving B Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving B Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving B Loans.

“Revolving B Lender” means, at any time, any Lender that has a Revolving B Commitment at such time.

“Revolving B Loan” has the meaning specified in Section 2.01(a)(ii).

“Revolving B Note” has the meaning specified in Section 2.11(a).

“Revolving B Tranche” means the Revolving B Commitments and the Revolving B Loans.

“Revolving Commitment” means, a Revolving A Commitment and/or a Revolving B Commitment, as applicable.

“Revolving Credit Exposure” means, as to any Lender at any time, the Revolving A Credit Exposure and/or the Revolving B Credit Exposure of such Lender, as applicable.

“Revolving Lender” means, a Revolving A Lender and/or a Revolving B Lender, as applicable.

“Revolving Loan” means a Revolving A Loan and/or a Revolving B Loan, as applicable.

“Revolving Note” means a Revolving A Note and/or a Revolving B Note, as applicable.

“Revolving Tranche” means the Revolving A Tranche and/or the Revolving B Tranche, as applicable.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Screen Rate” means the Applicable Reference Rate quote for an Applicable Currency on the applicable screen page the Administrative Agent designates to determine such Applicable Reference Rate for such Applicable Currency (or such other commercially available source providing such quotations for such Applicable Currency as may be designated by the Administrative Agent from time to time).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit and Guaranty Agreement and Consent, dated as of October 23, 2014, by and among the Loan Parties, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” has the meaning given to such term in the Second Amendment.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit J.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.03 between any Loan Party or any Subsidiary and any Swap Bank; provided, that for any of the foregoing to be included as a “Secured Swap Agreement” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank; provided, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Senior Notes” means the Borrower’s (or an Escrow Issuer’s) senior notes outstanding from time to time, including without limitation (i) the Borrower’s 5.875% senior notes due 2025, and (ii) the Borrower’s (or an Escrow Issuer’s) 5% senior notes due 2029.

“Series A Preferred” means that certain series A preferred Equity Interest of the Borrower, (a) issued in an aggregate offering price not to exceed the aggregate outstanding principal amount of the Investor Note, plus accrued and unpaid interest on the principal amount, plus reasonable fees and expenses incurred in connection with the repayment of the Investor Note, (b) that is not redeemable at any time prior to the date that is six months after the Maturity Date (it being understood that any conversion of the Series A Preferred into common Equity Interests shall not constitute a redemption) and (c) issued on such other terms as described in the Series A Preferred Documents.

“Series A Preferred Documents” means the certificate of designation with terms substantially the same as those set forth in the term sheet attached as Exhibit N hereto or otherwise with terms and provisions reasonably satisfactory to the Administrative Agent, and all other documents to be executed and delivered in respect of such certificate of designation.

“Series A-1 Preferred Stock” has the meaning specified in the Series A Preferred Documents.

“Services Business Disposition” means the sale by the Borrower and Ross Innovative Employment Solutions Corp. of all issued and outstanding Equity Interests of Providence Human Services, LLC, a Delaware limited liability company and Providence Community Services, LLC, a Pennsylvania limited liability company pursuant to the Services Business Disposition Agreement.

"Services Business Disposition Agreement" means the Membership Interest Purchase Agreement, dated as of September 3, 2015 by and between the Borrower, Ross Innovative Employment Solutions Corp., a Delaware corporation, and Molina Healthcare, Inc., a Delaware corporation.

“Services Business Prepayment” means the prepayment of the Revolving Loans by the Borrower with the proceeds of the Services Business Disposition in an amount equal to 50% of the Net Cash Proceeds received from the Services Business Disposition.

“Seventh Amendment Effective Date” means May 6, 2020.

“Social Security Act” means the Social Security Act of 1965.

“Socrates Acquisition” means the acquisition of OEP AM Holdings, LLC, as publicly announced by the Borrower on September 29, 2020.

“Socrates Acquisition Costs” has the meaning specified in Section 5.02.

“Socrates Acquisition Indebtedness” means (i) (x) senior unsecured bridge loans of the Borrower in an aggregate principal amount not to exceed $600,000,000, including, at the maturity thereof, rollover extended senior unsecured term loans and (y) any exchange notes issued to refinance such bridge loans or extended term loans or (ii) senior unsecured (other than Liens described in clauses (aa) and (bb) of Section 8.01) debt securities, including any Escrow Notes, of the Borrower (and/or of an Escrow Issuer, if applicable) in an aggregate principal amount not to exceed $600,000,000 and, in each case, Guarantees of such Indebtedness provided by Subsidiaries of the Borrower.

“SOFR” means, with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe or Australia.

“Specified Loan Party” has the meaning set forth in Section 4.08.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

"Stock Repurchase Program" means that certain stock repurchase program approved by the Board of Directors of the Borrower whereby the Borrower may purchase common Equity Interests of the Borrower, for an aggregate amount not to exceed 50% of the Net Cash Proceeds received from the Services Business Disposition.

“Truist Securities” means Truist Securities, Inc. (formerly known as SunTrust Robinson Humphries, Inc.), in its capacity as joint lead arranger and joint bookrunner.

“Subordinated Indebtedness” means unsecured Indebtedness of any Loan Party that is subordinated to the prior payment and satisfaction of the Obligations pursuant to subordination provisions reasonably satisfactory to the Required Lenders.

“Subordinated Indebtedness Documents” means any agreement evidencing Subordinated Indebtedness and all guaranty agreements and other documents, agreements and instruments executed in connection therewith.

“Subsequent Transaction” has the meaning provided in Section 1.11.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party and (b) any Lender or Affiliate of a Lender that is party to a Swap Contract with any Loan Party in existence on the Closing Date, in each case to the extent permitted by Section 8.03(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, Permitted Bond Hedge Transactions and Permitted Warrant Transactions shall not constitute Swap Contracts.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a). All Swing Line Loans shall be denominated in Dollars.

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Available Aggregate Revolving A Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A1 Loan” has the meaning specified in Section 2.01(b).

“Term A1 Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term A1 Loan to the Borrower pursuant to Section 2.01(b), in the amount, if any, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A1 Loan Commitment”. The aggregate principal amount of the Term A1 Loan Commitments of all of the Lenders as in effect on the Closing Date is SIXTY MILLION DOLLARS ($60,000,000).

“Term A1 Note” has the meaning specified in Section 2.11(a).

“Term A2 Loan” has the meaning specified in Section 2.01(c).

“Term A2 Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term A2 Loan to the Borrower pursuant to Section 2.01(c), in the amount, if any, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A2 Loan Commitment”. The aggregate principal amount of the Term A2 Loan Commitments of all of the Lenders as in effect on the Matrix Closing Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Term A2 Note” has the meaning specified in Section 2.11(a).

“Term Loan” means the Term A1 Loan and/or the Term A2 Loan, as applicable, as the context may require.

“Term Loan Commitment” means the Term A1 Loan Commitment and/or the Term A2 Commitment, as applicable, as the context may require.

“Term Note” has the meaning specified in Section 2.11(a).

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means $20,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Revolving A Outstandings” means the aggregate Outstanding Amount of all Revolving A Loans, all Swing Line Loans and all L/C Obligations.

“Total Revolving B Outstandings” means the aggregate Outstanding Amount of all Revolving B Loans.

“Total Revolving Outstandings” means Total Revolving A Outstandings and/or Total Revolving B Outstandings, as applicable.

“Transition Period” means, with respect to any Subsidiary that is subject to an “affidavit of no control” or similar filing with any Governmental Authority (a “Licensed Entity”), the period commencing on the date of Acquisition of such Subsidiary and ending on the date that such “affidavit of no control” or similar filing is no longer outstanding.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit purchasing or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Victory Acquisition” means the acquisition of VRI Intermediate Holdings, LLC, as publicly announced by the Borrower on August 2, 2021.

“Victory Acquisition Costs” has the meaning specified in Section 5.02.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“WD Businesses” means the business operated and conducted by Ingeus UK Holdings Limited, a company incorporated in England and Wales, 0798576 B.C. LTD., a Canadian corporation, and Ross Innovative Employment Solutions Corp., a Delaware Corporation, and each of their respective subsidiaries (including the Excluded WD Subsidiaries).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02         Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)         Upon written notice to the Administrative Agent, so long as no Event of Default exists, the Borrower shall be permitted to designate any of the Excluded WD Subsidiaries as an “unrestricted subsidiary” for the purposes of this Agreement and other Loan Documents (any such subsidiary, an “Unrestricted Subsidiary”), pursuant to which (i) the assets of such entities so designated shall be treated as Investments pursuant to Section 8.02, (ii) the entities so designated will not be considered subsidiaries of the Borrower for any purpose of this Agreement and will not otherwise be subject to the terms of this Agreement other than with respect to financial reporting (for the avoidance of doubt, such entities will not be subject to the representations and warranties, negative covenants, affirmative covenants, mandatory prepayments and event of defaults under this Agreement other than the representation and warranty in Section 6.27 and the covenants in Sections 8.16 and 8.17), (iii) the net income of such entities will not be taken into account for the purposes of calculating “Consolidated Adjusted EBITDA”, “Consolidated Excess Cash Flow” and “Consolidated Net Income” unless distributed to the Borrower or any of its other Subsidiaries (other than Unrestricted Subsidiaries), and (iv) the indebtedness of such entities will not be taken into account for the purposes of calculating “Consolidated Funded Indebtedness”, “Consolidated Leverage Ratio” and “Consolidated Net Leverage Ratio”; provided that, each such Unrestricted Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not subject to the covenants) under any other Indebtedness for borrowed money with an aggregate principal outstanding amount in excess of $20,000,000.

Notwithstanding anything to the contrary contained herein, at any time after the designation of a Subsidiary as an Unrestricted Subsidiary, upon the request of the Administrative Agent, the Borrower shall deliver, concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), unaudited consolidating financial statements reflecting adjustments necessary to eliminate the accounts and results of operations of the Unrestricted Subsidiaries and their Subsidiaries from such financial statements delivered pursuant to Section 7.01(a) or 7.01(b), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries (other than the Unrestricted Subsidiaries) in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

(e)         Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to include a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03         Accounting Terms.

(a)         Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including the adoption of IFRS), and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)         Calculations. Notwithstanding the above, subject to Section 1.11, the parties hereto acknowledge and agree that all calculations of the Consolidated Leverage Ratio and Consolidated Net Leverage Ratio (including for purposes of determining the Applicable Rate) and the financial covenants in Section 8.11 shall be made on a Pro Forma Basis.

1.04         Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07          Exchange Rates; Currency Equivalents.

(a)         The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)         Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(c)         The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Base Rate” or with respect to any comparable or successor rate thereto.

1.08         Additional Alternative Currencies.

(a)         The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving B Lenders obligated to make Credit Extensions in such currency; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)         Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each affected Revolving B Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving B Lender (in the case of any such request pertaining to Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., 5 Business Days after the Administrative Agent’s receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)         Any failure by a Revolving B Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving B Lender or the L/C Issuer, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving B Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Revolving B Lenders may amend this Agreement to the extent necessary to add the applicable interest rate for such currency and any applicable adjustment for such interest rate and (ii) to the extent this Agreement has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and the Administrative Agent and the L/C Issuer may amend this Agreement to the extent necessary to add the applicable interest rate for such currency and any applicable adjustment for such interest rate and (B) to the extent this Agreement has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

1.09         Change of Currency.

(a)         Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the First Amendment Effective Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)         Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)         Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.10         Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Base Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Successor Rate Conforming Changes.

1.11         Limited Condition Transactions. As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or financial test,

(b) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated Adjusted EBITDA) or,

(c) testing whether a Default or Event of Default has occurred or would result therefrom, in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder and any such Default or Event of Default exists shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Acquisition on a Pro Forma Basis (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended Test Period prior to the LCT Test Date), the Borrower or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date then such condition shall be deemed satisfied on the date of consummation of such LCT Test Date for purposes of clause (c) above; provided, that, if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition or at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing on the date of such Limited Condition Acquisition, such baskets, tests or ratios or requirement will not be deemed to have failed to have been complied with as a result of such circumstance; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) solely in the case of a Subsequent Transaction constituting a Restricted Payment, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         Commitments.

(a)         Revolving Loans.

(i)         Subject to the terms and conditions set forth herein, each Revolving A Lender severally agrees to make loans (each such loan, a “Revolving A Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving A Commitment; provided, however, that after giving effect to any Borrowing of Revolving A Loans, (x) the Total Revolving A Outstandings shall not exceed the Available Aggregate Revolving A Commitments and (y) the aggregate Outstanding Amount of the Revolving A Loans of any Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving A Commitment. Within the limits of each Lender’s Revolving A Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving A Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(ii)         Subject to the terms and conditions set forth herein, each Revolving B Lender severally agrees to make loans (each such loan, a “Revolving B Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving B Commitment; provided, however, that after giving effect to any Borrowing of Revolving B Loans, (x) the Total Revolving B Outstandings shall not exceed the Aggregate Revolving B Commitments, (y) the aggregate Outstanding Amount of the Revolving B Loans of any Lender shall not exceed such Lender’s Revolving B Commitment and (z) the aggregate Outstanding Amount of all Revolving B Loans and Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving B Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving B Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.

(b)         Term A1 Loan. Subject to the terms and conditions set forth herein, including Section 2.02(f)(ii), each Lender severally agrees to make its portion of a term loan (the “Term A1 Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A1 Loan Commitment. Amounts repaid on the Term A1 Loan may not be reborrowed. The Term A1 Loan may consist of Base Rate Loans or Eurocurrency Rate Loans or a combination thereof, as further provided herein.

(c)         Term A2 Loan. Subject to the terms and conditions set forth herein, including Section 2.02(f)(ii), each Lender severally agrees to make its portion of a term loan (the “Term A2 Loan”) to the Borrower in Dollars on the Matrix Closing Date in an amount not to exceed such Lender’s Term A2 Loan Commitment. Amounts repaid on the Term A2 Loan may not be reborrowed. The Term A2 Loan may consist of Base Rate Loans or Eurocurrency Rate Loans or a combination thereof, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.

(a)         Each Borrowing of Revolving Loans, each Borrowing of Term Loans, each conversion of Revolving Loans or Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided, that a notice of Borrowing with respect to funding of a Permitted Acquisition or Stock Repurchase Program may state that such notice is conditioned upon the completion of such Permitted Acquisition or Stock Repurchase Program, in which case, subject to Section 3.05, such notice of Borrowing may be revoked by the Borrower if the Permitted Acquisition or Stock Repurchase Program is not consummated at the time specified), which may be given by (A) telephone or (B) a Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (Noon) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, with respect to a Borrowing of Revolving Loans, the remaining available amount of the Available Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments, as applicable). Each Borrowing of, conversion to or continuation of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, with respect to a Borrowing of Revolving Loans, the remaining available amount of the Available Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments, as applicable). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Revolving A Loans, a Borrowing of Revolving B Loans, a Borrowing of Term Loans, a conversion of Revolving A Loans, Revolving B Loans or Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which the existing Term Loans or Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans or continuation of Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Other than as specified in Sections 3.02 and 3.03, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)         Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Revolving Loans or Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Borrowing of Revolving Loans or a Borrowing of Term Loan, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension on the Closing Date, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Borrowing of Revolving Loans denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above. Each Lender, at its option, may make any Eurocurrency Rate Loans by causing any domestic or, if such Loan is denominated in an Alternative Currency, foreign branch or Affiliate of such Lender to make such Eurocurrency Rate Loan.

(c)         Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency). During the existence of an Event of Default, no Loans may be converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders; provided that Eurocurrency Rate Loans denominated in Alternative Currencies may be continued with a one month Interest Period.

(d)         The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)         After giving effect to all Borrowings of Revolving Loans, all Borrowings of Term Loan, all conversions of Revolving Loans or Term Loan from one Type to the other, and all continuations of Revolving Loans or Term Loan as the same Type, there shall not be more than 10 Interest Periods in effect with respect to all Revolving Loans and the Term Loan, unless otherwise agreed between the Borrower and the Administrative Agent.

(f)         The Borrower may at any time after the Seventh Amendment Effective Date, from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Commitments (but not the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit) by a maximum aggregate amount of up to SEVENTY FIVE MILLION DOLLARS ($75,000,000) as follows:

(i)         Increase in Aggregate Revolving A Commitments and/or Aggregate Revolving B Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving A Commitments and/or the Aggregate Revolving B Commitments (but not the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Revolving A Commitments and/or Revolving B Commitments, as applicable, from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and the L/C Issuer; provided that:

(A)         any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)         no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)         no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(D)         (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(E)         as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

(ii)         Increase in Term A1 Loan/Term A2 Loan Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Term A1 Loan and/or the Term A2 Loan with additional Term A1 Loan Commitments and/or Term A2 Loan Commitments from any existing Lender or any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent; provided that:

(A)         any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)         no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)         no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(D)         (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent; and

(E)         as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.02(f), the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (y) no Default or Event of Default exists.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

2.03         Letters of Credit.

(a)         The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving A Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving A Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries pursuant to this Section 2.03 and any drawings thereunder; provided that only Bank of America shall be permitted to issue any Letter of Credit denominated in an Alternative Currency; provided, further, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (u) the aggregate amount of the outstanding Letters of Credit issued by an L/C Issuer shall not exceed its L/C Commitment, (v) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (w) the aggregate Revolving A Credit Exposure of any Lender shall not exceed such Lender’s Revolving A Commitment, (x) the aggregate Outstanding Amount of all Revolving B Loans and Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Revolving A Lender acknowledges and confirms that it has a participation interest in the liability of the L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Revolving Credit Percentage of the Revolving A Loans. The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving A Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii)         The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving A Lenders have approved such expiry date; or

(B)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving A Lenders have approved such expiry date.

(iii)         The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)         the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)         any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)         The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)         The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)         The L/C Issuer shall act on behalf of the Revolving A Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)         Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving A Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)         If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving A Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving A Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Provided that the Borrower has received notice prior to 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency and if Borrower receives notice of such payment after such time, the Borrower shall make such payment not later than 11:00 a.m. on the first Business Day following receipt of such notice in the case of a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the third Business Day following receipt of such notice in the case of a Letter of Credit to be reimbursed in an Alternative Currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving A Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving A Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of a Revolving A Loan, which shall be a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving A Outstandings shall not exceed the Available Aggregate Revolving A Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Revolving A Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated deposits in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving A Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving A Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving A Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)         Until each Revolving A Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving A Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)         Each Revolving A Lender’s obligation to make Revolving A Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving A Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Revolving A Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Revolving A Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving A Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving A Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)         Repayment of Participations.

(i)         At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving A Lender such Revolving A Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving A Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving A Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving A Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving A Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving A Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)         honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)         any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii)         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)         any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuer. Each Revolving A Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Revolving Lenders or the Required Revolving A Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, the Lenders any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)         Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)         Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving A Lender, subject to Section 2.15, in accordance with its Applicable Revolving Credit Percentage, in Dollars, a fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be maximum drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving A Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum agreed in writing between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall accrue on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j)         Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)         Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)         L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)         reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)         on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)         on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)         on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)         for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(m)         Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Borrower, the Administrative Agent and each L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

2.04         Swing Line Loans.

(a)         Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving A Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving A Credit Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments at such time, (y) the aggregate Outstanding Amount of the Revolving A Loans of any Revolving Lender, at such time, plus such Revolving Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving A Commitment and (z) the Total Revolving A Outstandings shall not exceed the Aggregate Revolving A Commitments, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving A Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)         Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided, that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the remaining available amount of the Available Aggregate Revolving A Commitments), and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)         Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving A Lender make a Base Rate Loan in an amount equal to such Revolving A Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving A Outstandings shall not exceed the Available Aggregate Revolving A Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving A Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving A Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Swing Line Loan cannot be refinanced pursuant to Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving A Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving A Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)         If any Revolving A Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving A Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Revolving A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)         Each Revolving A Lender’s obligation to make Revolving A Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving A Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving A Lender’s obligation to make Revolving A Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)         At any time after any Revolving A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving A Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving A Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving A Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving A Lender funds its Revolving A Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving A Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.

(a)         Voluntary Prepayments.

(i)         Revolving Loans and Term Loan. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans and/or the Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and whether the Loans to be prepaid are the Revolving A Loans, Revolving B Loans and/or the Term Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that, subject to Section 3.05, a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each such voluntary prepayment of the Term Loans shall be applied (x) to the Term A1 Loan and the Term A2 Loan on a pro rata basis and (y) to the remaining principal amortization payments of the Term A1 Loan and the Term A2 Loan in direct order of maturity, in each case, unless otherwise directed by Borrower, until the Term A1 Loan and the Term A2 Loan have been paid in full.

(ii)         Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

(b)         Mandatory Prepayments of Loans.

(i)         Revolving Commitments.

(x)         If for any reason the Total Revolving A Outstandings at any time exceed the Available Aggregate Revolving A Commitments then in effect, the Borrower shall promptly prepay Revolving A Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving A Loans and the Swing Line Loans the Total Revolving A Outstandings exceed the Available Aggregate Revolving A Commitments then in effect.

(y)         If for any reason the Total Revolving B Outstandings at any time exceed the Aggregate Revolving B Commitments then in effect, the Borrower shall promptly prepay Revolving B Loans in an aggregate amount equal to such excess.

(z)         Alternative Currencies. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(ii)         Dispositions and Involuntary Dispositions. If the Borrower or any Guarantor Disposes of any property (excluding Equity Interests of the Borrower) or any Involuntary Disposition of any property of any Loan Party occurs and the sum of (x) the amount of the Net Cash Proceeds of all such Dispositions plus (y) the amount of the Net Cash Proceeds for all Involuntary Dispositions realized exceeds $15,000,000 in the aggregate in any fiscal year, the Borrower shall prepay, on or prior to the date that is five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds, the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, however, that, at the election of the Borrower, and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Guarantor may use all or any portion of such Net Cash Proceeds as Investments in (x) any assets that shall be used in the business of the Borrower and its Subsidiaries or (y) Equity Interests of any Person that, upon the acquisition thereof, would become a Subsidiary of the Borrower (to the extent such acquisition is otherwise permitted pursuant to Section 8.02), in each case, so long as (A) the Borrower or such Guarantor shall have reinvested or entered into an agreement to reinvest such assets or acquire Equity Interests with such Net Cash Proceeds within 365 days after the receipt of such Net Cash Proceeds and (B) such purchase shall have been consummated within 450 days after the receipt of such Net Cash Proceeds; provided, further, however, that any Net Cash Proceeds not so applied within such 365 or 450 day period, as applicable, shall be promptly applied to the prepayment of the Loans as set forth in clause (v) below. Notwithstanding anything in this Section 2.05(b)(ii) to the contrary, in no event shall any Net Cash Proceeds received by the Borrower or Subsidiary with respect to a Disposition of any Excluded WD Assets, the Equity Interests of any Excluded WD Subsidiary or an Unrestricted Subsidiary that has no material assets other than Excluded WD Assets or the Equity Interests of Excluded WD Subsidiaries, be required to be applied to repay the Loans.

(iii)         Debt Issuances. Promptly upon receipt by any Loan Party of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (v) below).

(iv)         Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any fiscal year (commencing with the fiscal year 2015), within ten (10) Business Days after financial statements have been delivered, or were required to be delivered, pursuant to Section 7.01(a) and the related Compliance Certificate has been delivered, or was required to be delivered, pursuant to Section 7.02(a), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to (A) if the Consolidated Net Leverage Ratio is equal to or greater than 3.0 to 1.0, 50% of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements, (B) if the Consolidated Net Leverage Ratio is less than 3.0 to 1.0 but greater than 2.5 to 1.0, 25% of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements or (c) if the Consolidated Net Leverage Ratio is less than 2.5 to 1.0, 0% of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements, in each case, the Consolidated Net Leverage Ratio as determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 7.02(a) for such fiscal year.

(v)         Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)         (1) with respect to all amounts prepaid pursuant to Section 2.05(b)(i)(x), to Revolving A Loans and Swing Line Loans and (after all Revolving A Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations, (2) with respect to all amounts paid pursuant to Section 2.05(b)(i)(y), to Revolving B Loans and (3) with respect to all amounts paid pursuant to Section 2.05(b)(i)(z), to Loans denominated in Alternative Currencies and (after all Loans denominated in Alternative Currencies have been repaid) to Cash Collateralize L/C Obligations denominated in Alternative Currencies;

(B)         with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii) and (iv), first to the Term A1 Loan and Term A2 Loan (on a pro rata basis ratably to the remaining principal amortization payments of the Term A1 Loan and the Term A2 Loan), then (after the Term A1 Loan and the Term A2 Loan have been paid in full) pro rata to the Revolving Loans and Swing Line Loans and then (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments);

(C)         with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) and (iii), after the application of proceeds pursuant to subclauses (A) and (B) above, the balance, if any, to the Loan Parties, as directed by the Borrower.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06         Termination or Reduction of Aggregate Revolving Commitments.

(a)         Optional Reductions. The Borrower may, upon notice to the Administrative Agent, (i) terminate the Aggregate Revolving A Commitments, or from time to time permanently reduce the Aggregate Revolving A Commitments to an amount not less than the Outstanding Amount of Revolving A Loans, Swing Line Loans and L/C Obligations and/or (ii) terminate the Aggregate Revolving B Commitments, or from time to time permanently reduce the Aggregate Revolving B Commitments to an amount not less than the Outstanding Amount of Revolving B Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (x) (A) the Aggregate Revolving A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving A Outstandings would exceed the Available Aggregate Revolving A Commitments, (B) the Aggregate Revolving B Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving B Outstandings would exceed the Aggregate Revolving B Commitments, (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (D) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Each notice of termination shall specify such election to terminate and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. A notice delivered by the Borrower pursuant to this Section 2.06 may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)         Mandatory Reductions. If after giving effect to any reduction or termination of (i) Revolving A Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceed the Available Aggregate Revolving A Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess and (ii) Revolving B Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Aggregate Revolving B Commitments at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)         Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving A Commitments or the Aggregate Revolving B Commitments, the Revolving A Commitment or the Revolving B Commitment, as applicable, of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving A Commitments or the Revolving B Commitments, as applicable, accrued until the effective date of any termination of the Aggregate Revolving A Commitments or the Aggregate Revolving Commitments, as applicable, shall be paid on the effective date of such termination.

2.07         Repayment of Loans.

(a)         Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)         Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Maturity Date.

(c)         Term A1 Loan. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A1 Loan Lenders holding a portion of the Term A1 Loan (i) on the dates set forth below, an aggregate principal amount equal to the percentage set forth below opposite such month of the aggregate gross principal amount of the Term A1 Loan (as such installments may hereafter be adjusted as a result of the application of prepayments made pursuant to Section 2.05) and (ii) on the Maturity Date, the aggregate gross principal amount of the Term A1 Loan outstanding on such date, unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment (% of Term A1 Loan outstanding on the Closing Date plus the initial amount of any Term A1 Loans funded pursuant to Section 2.02(f)(ii))
December 31, 2014	1.875%
March 31, 2015	1.875%
June 30, 2015	1.875%
September 30, 2015	1.875%
December 31, 2015	2.50%
March 31, 2016	2.50%
June 30, 2016	2.50%
September 30, 2016	2.50%
December 31, 2016	3.125%
March 31, 2017	3.125%
June 30, 2017	3.125%
September 30, 2017	3.125%
December 31, 2017	3.75%
March 31, 2018	3.75%
June 30, 2018	3.75%

(d)         Term A2 Loan. The Borrower shall repay to the Administrative Agent, for the ratable account of the Term A2 Loan Lenders holding a portion of the Term A2 Loan, the Term A2 Loan outstanding on the Matrix Closing Date (plus the initial amount of any Term A2 Loans funded pursuant to Section 2.02(f)(ii)) on the earlier of (i) the last day of each fiscal quarter, commencing with the first full quarter ending after the Matrix Closing Date, in an aggregate principal amount equal to (A) for each of the first four quarters ending after the Matrix Closing Date, 1.875% of the Term A2 Loan outstanding on the Matrix Closing Date (plus the initial amount of any Term A2 Loans funded pursuant to Section 2.02(f)(ii)), (B) for each of the second four quarters ending after the Matrix Closing Date, 2.50% of the Term A2 Loan outstanding on the Matrix Closing Date (plus the initial amount of any Term A2 Loans funded pursuant to Section 2.02(f)(ii)), (C) for each of the third four quarters ending after the Matrix Closing Date, 3.125% of the Term A2 Loan outstanding on the Matrix Closing Date (plus the initial amount of any Term A2 Loans funded pursuant to Section 2.02(f)(ii)) and (D) for each of the subsequent fiscal quarters thereafter until the Maturity Date, 3.75% of the Term A2 Loan outstanding on the Matrix Closing Date (plus the initial amount of any Term A2 Loans funded pursuant to Section 2.02(f)(ii)), in each case, as such installments may hereafter be adjusted as a result of the application of prepayments made pursuant to Section 2.05 and (ii) the Maturity Date. On the Maturity Date, the aggregate gross principal amount of the Term A2 Loan outstanding on such date shall be due and payable, unless accelerated sooner pursuant to Section 9.02.

2.08         Interest.

(a)         Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b)         (i)         If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)         If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)         Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that, while any Event of Default pursuant to Sections 9.01(f) or 9.01(g) exists, such obligation to pay interest at the Default Rate shall begin automatically from the occurrence of such default.

(iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)         Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to:

(i)         the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving A Commitments exceed the sum of (y) the Outstanding Amount of Revolving A Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15; and

(ii)         the product of (i) the Applicable Rate times (ii) the actual Dollar Equivalent daily amount by which the Aggregate Revolving B Commitments exceed the Dollar Equivalent Outstanding Amount of Revolving B Loans, subject to adjustment as provided in Section 2.15

The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving A Commitments.

(b)         Administrative Agent Fee Letter. The Borrower shall pay to Bank of America for its own account, in Dollars, fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever, absent manifest error.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)         If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date or dates (the “Recalculation Period”) was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such Recalculation Period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)         The Credit Extensions made by each Lender and amounts of principal and interest payable or paid to such Lender from time to time hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in accordance with its respective usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving A Loans, be in the form of Exhibit C-1 (a “Revolving A Note”), (ii) in the case of Revolving B Loans, be in the form of Exhibit C-2 (a “Revolving B Note”), (iii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”), (iv) in the case of the Term A1 Loan, be in the form of Exhibit E (a “Term A1 Note”) and (v) in the case of the Term A2 Loan, be in the form of Exhibit L (a “Term A2 Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)         The Administrative Agent and each Lender shall promptly provide copies of the accounts and records maintained in accordance this Section 2.11 to the Borrower at its reasonable request.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)         General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)         (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans constituting such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. In the event the Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14         Cash Collateral.

(a)         Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, then the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 102% of the Letter of Credit Sublimit then in effect, then, within five Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)         Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Administrative Agent and may be invested in readily available Cash Equivalents selected by the Administrative Agent in its sole discretion. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower shall promptly pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the good faith determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15         Defaulting Lenders.

(a)         Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to that Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)         With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders under the Revolving A Tranche in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure under the Revolving A Tranche of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving A Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14

(b)         Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders under the applicable Revolving Tranche in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)         If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)         Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)         Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)         Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II)         executed originals of Internal Revenue Service Form W-8ECI,

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)         Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)         Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations

3.02         Illegality.

(a)          If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans denominated in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loans (in Dollars in the amount of the Dollar Equivalent thereof in the case of Loans denominated in an Alternative Currency; provided, that in the event that the Dollar amount paid by the Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the Loans repaid pursuant to this Section 3.02, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the Loans repaid pursuant to this Section 3.02) or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)          Each Lender at its option may make any Credit Extension to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement.

3.03         Inability to Determine Rates.

(a)         If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) (1) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan and (2) the circumstances described in Section 3.03(b)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders or, in the case of an Alternative Currency, the Required Revolving B Lenders determine that for any reason Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders or, in the case of an Alternative Currency, the Required Revolving B Lenders, described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders or, in the case of an Alternative Currency, the Required Revolving B Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein (in the amount of the Dollar Equivalent thereof in the case of a request for a Borrowing in an Alternative Currency).

(b)         Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)         adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate for an Applicable Currency for any requested Interest Period, including, without limitation, because the Screen Rate for such Applicable Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which (x) the Applicable Reference Rate for an Applicable Currency or the Screen Rate for an Applicable Currency shall no longer be made available, or used for determining the interest rate of loans denominated in such Applicable Currency or (y) the administrator of the Screen Rate for an Applicable Currency will be insolvent, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Applicable Reference Rate for such Applicable Currency after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)         the administrator of the Screen Rate for an Applicable Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement announcing that all Interest Periods and other tenors of the Applicable Reference Rate for an Applicable Currency are no longer representative; or

(iv)         syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Applicable Reference Rate for an Applicable Currency,

then, in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date,

(A)          the Applicable Reference Rate for the Dollars will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x)         Term SOFR plus the Related Adjustment; and

(y)          SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for Dollars under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjusted Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment; and

(B)         with respect to any Applicable Currency other than Dollars, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the U.S. and denominated in the Applicable Currency for such benchmarks, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, an “Applicable Successor Rate” and together with the LIBOR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Revolving B Lenders have delivered to the Administrative Agent written notice that such Required Revolving B Lenders object to such amendment. If no Applicable Successor Rate has been determined for the Applicable Currency and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a Replacement Date and (z) the Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 1.00%, the Successor Rate will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Successor Rate.”

(c)         Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(b)(i)-(iii) with respect to an Applicable Reference Rate for an Applicable Currency, as applicable, if the Administrative Agent determines that a Successor Rate is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available) on or prior to the Replacement Date, (ii) if the events or circumstances described in Section 3.03(b)(iv) have occurred with respect to an Applicable Reference Rate for an Applicable Currency but a Successor Rates is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available), or (iii) if the events or circumstances of the type described in Section 3.03(b)(i)-(iii) have occurred with respect to the Successor Rate then in effect for an Applicable Currency and the Administrative Agent determines that the Successor Rate is not available (or in the case of the LIBOR Successor Rate, none of the LIBOR Successor Rates are available), then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Applicable Reference Rate for the Applicable Currency or any then current Successor Rate for such Applicable Currency at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, in accordance with this Section 3.03 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders (or in the case of an Alternative Currency, the Required Revolving B Lenders) have delivered to the Administrative Agent written notice that such Required Lenders (or in the case of an Alternative Currency, the Required Revolving B Lenders) object to such amendment.

(d)          If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no Successor Rate has been determined for an Applicable Currency in accordance with clauses (b) or (c) of this Section 3.03 and the circumstances under clauses (b)(i) or (b)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in each such Applicable Currency shall be suspended, (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate, until the Successor Rate has been determined in accordance with clauses (b) or (c). Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in each such affected Applicable Currency (to the extent of the affected Eurocurrency Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein and (ii) any outstanding affected Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid at the end of the applicable Interest Period in full.

3.04         Increased Costs.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Mandatory Costs. If any Lender or the L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(e)         Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any breakage cost incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)         any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or

(d)         any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)         Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01         The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Obligation of a Guarantor that are guaranteed under this Guaranty shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02         Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)         at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)         any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c)         the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)         any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)         any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives to the extent permitted under applicable law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03         Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable and documented costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law; provided that such indemnity shall not, as to the Administrative Agent or any Lender, be available to the extent that such costs, expenses, fees, charges or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable, or any of its directors, officers or employees or bad faith breach by the Administrative Agent or such Lender, as applicable, or any of its directors, officers or employees of its obligations under the Loan Documents.

4.04         Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05         Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any Loan Party and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any Loan Party) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06         Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable) have been paid in full and the Commitments have terminated.

4.07         Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08         Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01         Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)         Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, the Pledge Agreement and the Notes, each properly executed by a Responsible Officer of the signing Loan Party and each of which shall be originals or facsimiles (followed promptly by originals), and, in the case of this Agreement, by each Lender.

(b)         Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)         Financial Statements. The Administrative Agent shall have received:

(i)         the Audited Financial Statements; and

(ii)         unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”).

(d)         No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2012 in the business, assets, properties, liabilities, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(e)         Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of a Responsible Officer of the Borrower, threatened in writing in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)         Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent:

(i)         copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date before the Closing Date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)         good standing or similar certificates as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing and in good standing in its state of organization or formation (to the extent the concept of good standing is applicable to such Loan Party under the laws of such jurisdiction), in each case dated as of a recent date before the Closing Date.

(g)         Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)         searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or as reasonably requested by the Administrative Agent, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)         UCC financing statements in form appropriate for filing for each jurisdiction that the Administrative Agent deems reasonably necessary to perfect the Administrative Agent’s security interest in the Collateral described in the Security Agreement and in the Pledge Agreement that can be perfected by filing a UCC financing statement;

(iii)         all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers or instruments of transfer attached thereto; and

(iv)         duly executed notices of grant of security interest by each Loan Party in recordable form for the United States Patent and Trademark Office and United States Copyright Office, as applicable, with respect to IP Rights that are the subject of a registration or application, together with evidence that all actions that the Administrative Agent deems reasonably necessary in order to perfect the Liens created under the Security Agreement in IP Rights established under the laws of the United States or any state thereof, have been taken or shall be taken within the time specified by the Administrative Agent.

(h)         Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders, under such liability and casualty insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute substantially all of the Collateral.

(i)         Solvency Certificate. The Administrative Agent shall have received certification as to the financial condition and Solvency of (i) the Borrower, and (ii) the Borrower and its Subsidiaries on a consolidated basis (in each case after giving effect to the transactions contemplated hereby) from a Responsible Officer of the Borrower not in his or her individual capacity but in his or her capacity as an officer of the Borrower.

(j)         Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all accrued, reasonable and out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k)         Fees and Expenses. The Administrative Agent shall have confirmation that all fees and expenses of the Administrative Agent and the Lenders required to be paid on or before the Closing Date have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02         Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the satisfaction or waiver of the following conditions precedent:

(a)         The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)         No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)         The Administrative Agent and, if applicable, the L/C Issuer and/or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)         As such time as the Convertible Notes are outstanding, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) such Credit Extension constitutes “Senior Debt” under, and as defined in, the Convertible Notes Indenture, and (ii) the “Total Leverage Ratio” under, and as defined in, the Convertible Notes Indenture, shall not exceed 5.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters of the Borrower ending with the most recently completed fiscal quarter after giving effect to such Credit Extension.

(e)         In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent and the Required Revolving B Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), would make such Credit Extension denominated in the relevant Alternative Currency unavailable or difficult to obtain during the requested Interest Period.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligation of each Lender to honor a Request for Credit Extension for the Term A2 Loans or for up to $32,000,000 of Revolving Loans for purposes of consummating the Matrix Acquisition, in each case, shall be subject only to the conditions precedent set forth in Section 3(B) of the Second Amendment and no other conditions precedent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, if any portion of the Aggregate Revolving Commitments are utilized to pay a portion of the purchase price in connection with the Socrates Acquisition and/or to pay the fees, costs and expenses incurred in connection with the Socrates Acquisition, including, for the avoidance of doubt, to pre-fund interest on the proceeds of notes funded into escrow (the “Socrates Acquisition Costs”), for purposes of the borrowing of such Revolving Loans in an amount not to exceed the Socrates Acquisition Costs, (x) the only representations and warranties the accuracy of which shall be a condition precedent to the funding of the Socrates Acquisition Costs in Loans hereunder are those set forth in Sections 6.01 (only with respect to subclauses (a) and (b)(ii) thereof and with respect to subclause (b)(ii) exclusive of requisite governmental licenses, authorizations, consents and approvals), 6.02 (exclusive of subclauses (b) and (d) thereof), 6.04, 6.07(b) (only with respect to Events of Default pursuant to Section 9.01(a), 9.01(f) and (g)) 6.14, 6.18, 6.19 (subject to any post-closing periods provided for perfection of the Administrative Agent’s security interest in the Collateral), 6.27 and 6.28 and (y) the requirements set forth in Section 5.02(b) shall be satisfied if no Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) exists or would result from such proposed Credit Extension or from the application of the proceeds thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that (with references in this Article VI (other than Sections 6.05 and 6.13) to “Subsidiaries” to exclude Captive Insurance Subsidiaries):

6.01         Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification (to the extent the concept of good standing is applicable to such Loan Party under the laws of such jurisdiction); except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); or (d) result in a limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or adversely affect the ability of any Loan Party to participant in any Medical Reimbursement Programs; except in each case referred to in clause (b)(ii), (c) or (d) above, to the extent that such conflict, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

6.03         Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those approvals, consents, exemptions, authorizations or other actions, notices or filings, that have already been obtained, taken, given or made and are in full force and effect, (b) filings and recordings necessary to perfect and continue the Liens on the Collateral created by the Collateral Documents and (c) recording of the transfer of registrations and applications for IP Rights upon foreclosure.

6.04         Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

6.05         Financial Statements; No Material Adverse Effect.

(a)         The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)         The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal year-end audit adjustments.

(c)         The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby except to the extent not required to be disclosed in accordance with GAAP.

(d)         Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06         Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of any Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) could reasonably be expected to adversely affect the rights and remedies of the Administrative Agent and/or the Lenders under this Agreement or any other Loan Document or (b) could reasonably be expected to have a Material Adverse Effect.

6.07         No Default.

(a)         Neither any Loan Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)         No Default has occurred and is continuing.

6.08         Ownership of Property; Liens.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for (i) Permitted Liens or (ii) such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09         Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)          Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b)         No Loan Party and to the best knowledge of the Loan Parties, no other Person, has caused any of the Facilities to contain, to have previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)         Except for matters that have been fully resolved, neither any Loan Party nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation or non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)         To the best knowledge of the Loan Parties, Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)         No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or, to the best knowledge of the Loan Parties, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

6.10         Insurance.

(a)         The material properties of the Loan Parties and their Subsidiaries are insured with the Captive Insurance Subsidiaries or with insurance companies reasonably believed by the Borrower to be financially sound and reputable (none of which are Affiliates of such Persons, except for the Captive Insurance Subsidiaries), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b)         Each Loan Party and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.11         Taxes.

The Loan Parties and their Subsidiaries have filed all material federal, state and other tax returns and reports required to be filed by them, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted (as reasonably determined by the Borrower) and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12         ERISA Compliance.

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)         There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)         The Borrower represents and warrants as of the Fifth Amendment Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

6.13         Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party is validly issued, fully paid and non-assessable.

6.14         Margin Regulations; Investment Company Act.

(a)         The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)         None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15         Disclosure.

No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading as of the date such information is dated or certified; provided that, with respect to any projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and acknowledged that projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of any Loan Party, and no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by the projections may differ significantly from the projected results and such differences may be material.

6.16         Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted (as reasonably determined by the Borrower) or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17         Intellectual Property; Licenses, Etc.

Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending or, to the knowledge of a Responsible Officer of any Loan Party, threatened in writing against any Loan Party or any of its Subsidiaries by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, except as could not reasonably be expected to have a Material Adverse Effect, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the material IP Rights owned by any of the Loan Parties or any of its Subsidiaries is subject to any material licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18         Solvency

The Borrower is Solvent and the Borrower and the Loan Parties are Solvent on a consolidated basis.

6.19         Perfection of Security Interests in the Collateral.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent valid security interests in, and Liens on, all rights of the respective Loan Parties in the Collateral described therein, which security interests and Liens are currently perfected security interests and Liens (to the extent required pursuant to the terms of the Loan Documents), prior to all other Liens other than Permitted Liens.

6.20         Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21         Labor Matters.

Except as set forth on Schedule 6.21 hereto, (i) there are no collective bargaining agreements or any Multiemployer Plan covering the employees of any Loan Party or any Subsidiary as of the Closing Date and (ii) neither any Loan Party nor any Subsidiary has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.22         Fraud and Abuse.

Neither any Loan Party nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of any Healthcare Law and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations, to the extent such activities would reasonably be expected to result in a Material Adverse Effect.

6.23         Licensing and Accreditation.

(a) Each of the Loan Parties and their Subsidiaries has, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals and certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; (ii) obtained and maintains in good standing all Governmental Approvals and Healthcare Permits; (iii) obtained and maintains accreditation from all generally recognized accrediting agencies where required by applicable Law or necessary for reimbursement by any applicable Medical Reimbursement Program; (iv) entered into and maintains in good standing its Medicare Provider Agreements and, to the extent applicable, Medicaid Provider Agreements; and (v) ensured that all such Healthcare Permits are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “Certificates, Licenses and Accreditation”). No event has occurred or other fact exists with respect to the Certificates, Licenses and Accreditation and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Accreditation and Governmental Approvals, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect. No written notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any material Certificates, Licenses and Accreditation and Governmental Approvals has been delivered or issued or, to the knowledge of the Loan Parties, threatened in writing, in any such case, that could reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of the Loan Parties, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Person in the locations where the Loan Parties and their Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Loan Parties and their Subsidiaries to operate substantially as currently operated and as contemplated to be operated.

(c) There is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of the Loan Parties, threatened by any federal, state or local governmental agency against any Loan Party or any Subsidiary or any Responsible Officer thereof, nor is there any basis therefore, in any such case, that would reasonably be expected to result in a Material Adverse Effect.

6.24         Reimbursement from Medical Reimbursement Programs.

Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)         The accounts receivable of the Loan Parties and their Subsidiaries and all billing and collection practices of Loan Parties and their Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors in all material respects.

(b)         In particular, accounts receivable relating to such Medical Reimbursement Programs do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

(c)         Neither the Loan Parties nor their Subsidiaries have submitted to any Medical Reimbursement Program any fraudulent, abusive or materially false or improper claim for payment, billed any Medical Reimbursement Program for any service not rendered as claimed, or, to their knowledge, received and retained any payment or reimbursement from any Medical Reimbursement Program in excess of the proper amount allowed by applicable law and applicable contracts or agreements with the Medical Reimbursement Program.

6.25         Medicare and Medicaid Notices and Filings Related to Health Care Business.

Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to the Loan Parties and their Subsidiaries, to the extent applicable: (i) each has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs and due on or before the date hereof, and all required reports and administrative forms and filings are true and complete in all material respects; (ii) there are no claims, actions, proceedings or appeals pending (and neither any Loan Party nor any of their Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party or any of their Subsidiaries on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims; (iii) except for normal ordinary course inspections, audits and surveys, to the knowledge of the Loan Parties, no validation review, survey, inspection, audit, investigation or program integrity review related to any Loan Party or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled or, to the knowledge of the Loan Parties, pending or threatened against or affecting any Loan Party or any Subsidiary; and (iv) each has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate any Loan Party or any Subsidiary or its business in any manner.

6.26         Captive Insurance Subsidiaries.

The Borrower owns (directly or indirectly) 100% of the issued and outstanding Equity Interests of each of the Captive Insurance Subsidiaries. Each of the Captive Insurance Subsidiaries has been adequately capitalized by the Borrower and its Subsidiaries in compliance with applicable Law. The sole business activity of the Captive Insurance Subsidiaries is providing insurance coverage for the Borrower, its Affiliates, the other Excluded Subsidiaries, the Managed Entities and transportation providers. The Borrower has not guaranteed or otherwise agreed to pay or be responsible for any Indebtedness or obligations of the Captive Insurance Subsidiaries of any kind or nature which would not be permitted hereunder.

6.27         OFAC.

No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order, or (iii) is a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

6.28         Patriot Act.

Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties and their Subsidiaries have conducted their business in compliance with applicable anti-corruption laws in all material respects and have instituted and maintained policies and procedures designed to maintain compliance with such laws.

6.29         Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable), or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary (provided that those provisions under this Article VII with which Subsidiaries of the Borrower are required to comply shall exclude from such compliance any Captive Insurance Subsidiary):

7.01         Financial Statements.

Deliver to the Administrative Agent:

(a)         upon the earlier of the date that is ninety days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than qualifications resulting solely from the classification of the Loans as short term Indebtedness during the one year period prior to the Maturity Date) or exception or any qualification or exception as to the scope of such audit; and

(b)         upon the earlier of the date that is forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or the date such information is filed with the SEC, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, earnings and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to year-end audit adjustments and the absence of footnotes.

7.02         Certificates; Other Information.

Deliver to the Administrative Agent:

(a)         within ninety (90) days after the end of each fiscal year of the Borrower and within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which certificate shall include information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances and Acquisitions that occurred during the fiscal quarter ending as of the end of such fiscal period;

(b)         within sixty (60) days after end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2013, an annual budget of the Borrower and its Subsidiaries containing projected financial information, in substantially the same scope and form as provided to the Borrower’s Board of Directors;

(c)         promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)         promptly after the furnishing thereof, copies of any statement or report furnished to any holder of the Convertible Notes or any Subordinated Indebtedness;

(e)         within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, the occurrence of which in the reasonable opinion of the Borrower must be disclosed in a public filing with the SEC;

(f)         promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws;

(g)         promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; and

(h)         within ninety (90) days after the end of each fiscal year of the Borrower and within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a certificate of a Responsible Officer of the Borrower listing (i) all applications by any Loan Party in the United States Copyright Office or United States Patent and Trademark Office, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (ii) all issuances of registrations by any Loan Party in the United States Copyright Office or United States Patent and Trademark Office, if any, for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BofA Securities may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BofA Securities and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and BofA Securities shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”

7.03         Notices.

(a)         Promptly following knowledge thereof by a Responsible Officer (and in any event, within two Business Days of such knowledge), notify the Administrative Agent of the occurrence of any Default.

(b)         Promptly following knowledge thereof by a Responsible Officer (and in any event, within five Business Days of such knowledge), notify the Administrative Agent of any matter that has resulted in a Material Adverse Effect.

(c)         Promptly following knowledge thereof by a Responsible Officer (and in any event, within five Business Days of such knowledge) notify the Administrative Agent of the occurrence of any ERISA Event.

(d)         Promptly following knowledge thereof by a Responsible Officer (and in any event, within five Business Days of such knowledge), notify the Administrative Agent of any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Promptly after its receipt thereof, the Administrative Agent shall deliver to each Lender any notice it receives under this Section.

7.04         Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (as reasonably determined by the Borrower) and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party or Subsidiary.

7.05         Preservation of Existence, Etc.

(a)         Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)         Preserve, renew and maintain in full force and effect its good standing (to the extent applicable) under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)         Take all reasonable action as determined in the Borrower or such Subsidiary’s reasonable business judgment to maintain all rights, privileges, permits, licenses and franchises necessary in the conduct of its business as currently conducted and herein contemplated, including any required professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements, except in any case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)         Preserve or renew, whenever applicable, all of its registrations for material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06         Maintenance of Properties.

Except as permitted by Section 8.05, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, damage caused by casualty and Involuntary Dispositions excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except (in the case of clauses (a) and (b) above) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07         Maintenance of Insurance.

(a)         Maintain, or cause to be maintained, with the Captive Insurance Subsidiaries or with insurance companies reasonably believed by the Borrower to be financially sound and reputable (none of which are Affiliates of the Loan Parties, except for the Captive Insurance Subsidiaries) insurance with respect to its properties and business against loss or damage, in such amounts, with such deductibles and covering such risks as are customarily carried by Persons engaged in similar businesses and owning similar properties in the same or similar localities where the applicable Loan Party or the applicable Subsidiary operates, including without limitation flood insurance; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice. The Administrative Agent shall be named as mortgagee with respect to real property insurance policies, loss payee with respect to liability insurance policies and additional insured with respect to all liability policies, in each case as its interest may appear, with respect to any such insurance providing coverage in respect of any material Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled. The Captive Insurance Subsidiaries shall not provide insurance or reinsurance coverage for any Person other than the Borrower, the other Loan Parties, Affiliates of Borrower, the other Excluded Subsidiaries, transportation providers or Managed Entities, without the prior written consent of the Administrative Agent.

(b)         Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

7.08         Compliance with Laws.

(a)         Comply with all requirements of all Laws applicable to it and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted (as reasonably determined by the Borrower); or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)         Ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn, except, in each case with respect to clauses (i) and (ii) above, where the failure to so comply would not result in a Material Adverse Effect; and

(c)         Maintain policies that are consistent with HIPAA in all material respects.

7.09         Books and Records.

Maintain, or cause to be maintained, books of record and account, (i) in which full, true and correct entries shall be made in all material respects and (ii) in form permitting financial statements conforming with GAAP to be derived therefrom.

7.10         Inspection Rights.

Permit representatives of the Administrative Agent and, to the extent contemporaneous with the visit and inspection of the Administrative Agent, each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom for the purpose of verifying the accuracy of the various reports delivered by Borrower or its Subsidiaries to the Administrative Agent pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement, and in connection therewith, to discuss its affairs, finances and accounts with its executive officers and independent public accountants at the expense of the Borrower (provided, that Borrower or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent public accountants), at reasonable times during normal business hours but, absent an Event of Default, not more than one time per calendar year, upon reasonable advance notice to the Borrower; provided, however, that during the existence of an Event of Default, the Administrative Agent may do any of the foregoing at the expense of the Borrower as frequently as reasonably required, at any time during normal business hours. Notwithstanding anything to the contrary in this Section 7.10, none of Borrower or its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product.

7.11         Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance a portion of the consideration payable in connection with the Matrix Acquisition (it being understood that no more than $25,000,000 of Revolving Loans may be used to finance the Matrix Acquisition), to repay certain existing indebtedness of Matrix and its subsidiaries and to pay fees and expenses in connection with the Matrix Acquisition and the Second Amendment, (b) to refinance certain existing Indebtedness, (c) to finance working capital, capital expenditures, Permitted Acquisitions and repayment of the Convertible Notes, (d) to finance a portion of the consideration payable in connection with the Stock Repurchase Program and (e) for other general corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any specific provision in any Loan Document.

7.12         Additional Subsidiaries.

Within thirty (30) days (or such longer period as the Administrative Agent may provide in its reasonable discretion) after the acquisition or formation of any Subsidiary:

(a)         notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)         if such Subsidiary (other than an Excluded Subsidiary) is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and to the extent required by the Administrative Agent, in the reasonable judgment of the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, with respect to any Licensed Entity, the obligation to cause such Person to become a Guarantor hereunder shall be deferred until the end of the Transition Period applicable to such Licensed Entity (it being agreed that any such Licensed Entity may elect to become a Guarantor during the Transition Period).

7.13         ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, except in each case, to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

7.14         Pledged Assets.

(a)         Equity Interests. Cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary of any Loan Party (other than a Captive Insurance Subsidiary or an Excluded Subsidiary that is a not-for-profit entity) and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary of the Loan Parties (other than a Captive Insurance Subsidiary or an Excluded Subsidiary that is a not-for-profit entity or an Excluded WD Subsidiary) directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries necessary in connection therewith to perfect the security interests therein and to the extent required by the Administrative Agent, in the reasonable judgment of the Administrative Agent, opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)         Other Property. (i) Cause all of its owned real property and all personal property, in each case other than Excluded Property to be subject at all times to first priority, perfected (to the extent required pursuant to the terms of the Loan Documents) and, in the case of owned real property, title insured Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent reasonably deems necessary in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, flood determinations, certified resolutions and other organizational and authorizing documents of such Person, to the extent required by the Administrative Agent, in the reasonable judgment of the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15         Further Assurances.

At the reasonable request of the Administrative Agent at any time and from time to time, the Loan Parties shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments as are necessary to effectuate the provisions or purposes of this Agreement or any of the other Loan Documents (but in any event subject to the terms, provisions and limitations set forth therein).

7.16         Post-Closing Matters.

(a)         To the extent not delivered to the Administrative Agent on the Closing Date, within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after the Closing Date, deliver endorsements in favor of the Administrative Agent for insurance of the Loan Parties providing liability coverage or coverage in respect of any Collateral, as required by Section 7.07.

(b)         Within 30 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the Closing Date, cause Camelot Care Centers, Inc., an Illinois corporation, to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly (provided that references herein to “Subsidiaries” shall exclude any Captive Insurance Subsidiary for all Sections under this Article VIII):

8.01         Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)         Liens pursuant to any Loan Document;

(b)         Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals, replacements, refinancings or extensions thereof, provided that (i) such Liens do not apply to any other property of Borrower or such Subsidiary, (ii) the amount secured or benefited thereby is not increased (except by an amount not greater than accrued and unpaid interest with respect to such original obligations and any reasonable premiums, fees, costs and expenses incurred in connection with such extension, renewal or refinancing), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, replacement, refinancing or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c)         Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted (as reasonably determined by the Borrower), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)         statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or arising out of reservations or retentions of title, conditional sale, consignment or similar arrangement for the sale of goods in the ordinary course of business, provided that such Liens (i) secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings (as reasonably determined by the Borrower) for which adequate reserves determined in accordance with GAAP have been established;

(e)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits legislation or similar law or regulation, other than any Lien imposed by ERISA;

(f)         deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)         zoning restrictions, easements, rights-of-way, restrictions, encroachments, covenants, licenses, protrusions and other similar charges or encumbrances and minor title deficiencies affecting real property, in each case now or hereafter in existence, which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)         Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)         Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (provided that individual financings of property or equipment provided by one lender may be cross-collateralized to other financings of property or equipment provided by such lender), (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired, constructed or improved on the date of acquisition, construction or improvement plus any fees or expenses directly related thereto and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)         leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k)         any interest and title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of its business or not otherwise prohibited by this Agreement;

(l)         (i) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02 and (ii) to the extent constituting a Lien, in the case of any Joint Venture permitted under Section 8.02(s), any put and call arrangements related to its Equity Interests set forth in organizational documents or any related Joint Venture or similar agreement;

(m)         Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Funded Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the any such Loan Party;

(n)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any similar law of any foreign jurisdiction on items in the course of collection or (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off);

(o)         Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)         Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs, provided that the Borrower or other applicable Loan Party, in each case, shall have established adequate reserves for such claims or actions;

(q)         Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(r)         Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and any modifications, replacements, renewals or extensions thereof; provided, that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Liens secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancings, extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest with respect to such original obligations and any reasonable premiums, fees, costs and expenses incurred in connection with such extension, renewal or refinancing);

(s)         in connection with the sale or transfer of any assets in a transaction permitted under Section 8.04 or 8.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(t)         Liens in favor of customers on cash advances maintained in restricted customer escrow accounts actually received from customers of the Borrower or any Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by the Borrower or any such Subsidiary;

(u)         Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business;

(v)         licenses of intellectual property granted in the ordinary course of business;

(w)          Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 8.03(q);

(x)         Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y)         other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $3,000,000;

(z)         Liens on assets of an Excluded WD Subsidiary securing Indebtedness of such Excluded WD Subsidiary or its Subsidiaries incurred pursuant to Section 8.03(v); and

(aa)         Liens on Escrow Funds in favor of any Escrow Agent; and

(bb)         Liens on Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, including in respect of amounts borrowed hereunder, in Escrow Accounts for purposes of financing a portion of the Socrates Acquisition.

8.02         Investments.

Make any Investments, except:

(a)         Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b)         Investments existing as of the Closing Date and set forth in Schedule 8.02 (and any modification, replacement, renewal or extension thereof to the extent not involving any new cash Investment);

(c)         (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (iii) Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) Investments by any Loan Party in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Borrower of its Equity Interests;

(d)         (i) Investments by any Loan Party in Excluded Subsidiaries that are not-for-profit entities, (ii) Investments by any Loan Party in Canadian Subsidiaries and (iii) Investments by the Loan Parties in Subsidiaries that are not Loan Parties, provided, that the aggregate amount for all Investments made pursuant to this clause (d) shall not exceed $75,000,000 at any one time outstanding; provided, that for purposes of determining compliance with this Section 8.02(d), the aggregate amount of such Investments made pursuant to this Section 8.02(d) shall be reduced by any dividends, distributions, or any other payments received in cash in respect of such Investments;

(e)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)         Guarantees and other Indebtedness permitted by Section 8.03, to the extent constituting Investments;

(g)         Permitted Acquisitions, the Matrix Acquisition and the Socrates Acquisition;

(h)         loans and advances to employees, directors and officers of the Loan Parties and Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,500,000 at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, in an aggregate amount not to exceed $1,500,000 at any time outstanding, in each case determined without regard to any write-downs or write-offs of such advances;

(i)         Investments in (i) Swap Contracts permitted under Section 8.03(d) and (ii) any Permitted Bond Hedge Transaction.

(j)         bank deposits and prepaid expenses made in the ordinary course of business;

(k)         promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 8.05; provided that such promissory notes and other non-cash consideration have been delivered to the Administrative Agent as collateral along with any necessary stock power or other endorsement reasonably requested by the Administrative Agent;

(l)         Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(m)         transactions permitted by Section 8.04 to the extent constituting Investments;

(n)         Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment;

(o)         Investments in the form of certificates of deposit that serve as collateral for letters of credit issued to support reinsurance obligations of Captive Insurance Subsidiaries in the ordinary course of business;

(p)         Investments made pursuant to Records Transactions; provided that the aggregate amount of all Investments made pursuant to this clause (p) shall not exceed $12,500,000 at any one time outstanding;

(q)         Investments made in Foreign Subsidiaries in connection with the consummation and financing of the Ingeus Acquisition; provided that the aggregate amount of all such Investments shall not exceed (i) with respect to the initial purchase price paid in connection with the Ingeus Acquisition, $92,300,000 (of which, $24,300,000 shall be paid with Equity Interests), (ii) with respect to the payment of any Earn Out Obligations required to be paid pursuant to the Ingeus Purchase Agreement, $127,500,000 and (iii) with respect to the first year working capital needs of Ingeus and its Subsidiaries, $10,000,000;

(r)         Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with a Permitted Acquisition) and any modification, replacement, renewal or extension thereof to the extent not involving an additional cash Investment so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of the Borrower or of such consolidation or merger;

(s)         Investments (which may take the form of asset contributions) in Joint Ventures in an aggregate amount not exceeding $50,000,000 in any fiscal year; provided that, in addition, up to 50% of any unused amount for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(t)         other Investments (not including Investments in the Excluded Subsidiaries) by the Loan Parties and their Subsidiaries at any time not to exceed $15,000,000 in the aggregate;

(u)         other Investments; provided, that, after giving effect to such Investment on a Pro Forma Basis, the Consolidated Net Leverage Ratio shall not exceed 2.75 to 1.0 as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(v)         other Investments; provided, that, the aggregate amount of such Investments outstanding, when taken together with the aggregate amount of Restricted Payments made pursuant to Section 8.06(n), shall not exceed $30,000,000 at any time;

(w)         Investments of Excluded WD Assets and of the Equity Interests of any Excluded WD Subsidiary; and

(x)         Investments made using the Excluded WD Credit Not Otherwise Applied.

8.03         Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)         Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.03;

(c)         intercompany Indebtedness permitted under Section 8.02;

(d)         Indebtedness in respect of Swap Contracts entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and not for speculative purposes;

(e)         Indebtedness incurred to finance the acquisition, lease or cost of design, construction, expansion, repair, refurbishment, renovation, installment or improvement of any fixed or capital assets (including obligations in respect of Capital Leases) hereafter incurred by the Borrower or any of its Subsidiaries; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (except by an amount not greater than accrued and unpaid interest with respect to such original obligations and any reasonable premiums, fees, costs and expenses incurred in connection with such refinancing);

(f)         Indebtedness of the Borrower under the Convertible Notes in an aggregate principal amount not to exceed $70,000,000;

(g)         Indebtedness of Canadian Subsidiaries arising from trade payables unpaid for more than ninety (90) days in the aggregate amount not in excess of $2,500,000, and other Indebtedness of any Canadian Subsidiary in an aggregate principal amount not to exceed $5,000,000; provided, that such Indebtedness is not directly or indirectly recourse to the Borrower or any Guarantor or of their respective assets; and

(h)         Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an acquisition permitted hereunder, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(i)         endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(j)         Indebtedness owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(k)         Indebtedness under bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by the Borrower or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(l)         Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries pursuant to such agreements, in connection with acquisitions permitted hereunder or permitted dispositions and Earn Out Obligations required to be paid in connection with Permitted Acquisitions;

(m)         Indebtedness to finance insurance premiums owing in the ordinary course of business;

(n)         to the extent constituting Indebtedness, obligations under any Treasury Management Agreements entered into in the ordinary course of business;

(o)         unsecured Subordinated Indebtedness of the Loan Parties; provided that (i) such Subordinated Indebtedness shall not mature, and no scheduled principal payments, prepayments, repurchases, redemptions or sinking fund or like payments of any Subordinated Indebtedness shall be required, at any time on or prior to the date that is six (6) months after the Maturity Date, except as a result of a “change of control” or default thereunder, (ii) the Subordinated Indebtedness shall not include any financial maintenance covenants and the terms thereof shall otherwise not be more restrictive in any respect on the Loan Parties than the provisions of this Agreement, (iii) the Loan Parties would be in compliance with the covenants set forth in Section 8.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to the incurrence of such Subordinated Indebtedness for which the financial statements and certificates required by Section 7.01(a) or 7.01(b), as the case may be, and Sections 7.02(a) and 7.02(b) have been delivered, after giving pro forma effect to such incurrence and to any other event occurring after such period as to which pro forma recalculation is appropriate, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence and (v) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent;

(p)         unsecured Indebtedness owed in respect of seller notes issued in connection with Permitted Acquisitions, provided that such Indebtedness (i) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) shall not mature, and no payments or prepayments shall be required, at any time prior to the date that is six months after the Maturity Date;

(q)         Indebtedness of Foreign Subsidiaries under foreign credit lines (including, without limitation, pursuant to issuances of letters of credit or bank guarantees) in an aggregate principal amount not to exceed $7,500,000;

(r)         provided that no Default or Event of Default has occurred and is continuing at the time of incurrence, additional Indebtedness of any Loan Party in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(s)         Indebtedness of the Borrower under any Convertible Indebtedness in an aggregate principal amount not to exceed $100,000,000;

(t)         Preferred Stock of the Borrower (including the Series A Preferred and the Series A-1 Preferred Stock) in an aggregate liquidation amount not to exceed $100,000,000 (it being understood that such amount shall be increased to $185,000,000 if the Investor Note is refinanced with Preferred Stock within 300 days of the Matrix Closing Date);

(u)         unsecured Indebtedness of the Borrower under the Investor Note;

(v)         Indebtedness of an Excluded WD Subsidiary incurred in connection with a Restricted Payment or, Investment, of Equity Interests of such Excluded WD Subsidiary to or, in, a Person that is not the Borrower or a Subsidiary of the Borrower, or a Disposition of such Excluded WD Subsidiary, in each case resulting in such Excluded WD Subsidiary no longer constituting a Subsidiary of the Borrower;

(w)         all Permitted Refinancing Indebtedness in respect of Indebtedness of the types referred to in clauses (b) through (h), clause (o), and clauses (s) through (u) above; and

(x)          Permitted Junior Debt (other than the Socrates Acquisition Indebtedness); and

(y)         all Permitted Refinancing Indebtedness in respect of Indebtedness of the types referred to in clauses (b) through (h), clause (o), clauses (s) through (u) above, and clauses (w) and (x) above.

8.04         Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) any Loan Party may merge or consolidate with any other Loan Party, provided that, if such transaction involves the Borrower, the Borrower is the surviving entity, (b) any Subsidiary that is not a Loan Party may merge or consolidate with any Loan Party or with any other Wholly Owned Subsidiary that is not a Loan Party, provided that, if such transaction involves a Loan Party, the surviving Person shall be or become a Loan Party, (c) any Loan Party may merge with any Person that is not a Loan Party or Dispose of all or substantially all of its assets in connection with a Disposition permitted under Section 8.05, (d) any Loan Party or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower or Guarantor, the Borrower or Guarantor, as applicable, shall be the continuing or surviving entity, (e) any Loan Party may Dispose of all or substantially all of its assets (upon dissolution, liquidation or winding up its affairs or otherwise in accordance with the terms hereof) to the Borrower or to another Loan Party, (f) any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (upon dissolution, liquidation or winding up its affairs or otherwise in accordance with the terms hereof) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party, (g) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it pursuant to a Permitted Acquisition and (h) other than with respect to Borrower, any Subsidiary of the Borrower may be liquidated, wound up or dissolved if Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interest of Borrower and is not materially disadvantageous to the Lenders.

8.05         Dispositions.

Make any Disposition, including without limitation Sale and Leaseback Transactions, except:

(a)         Dispositions of Record Transactions Assets;

(b)         other Dispositions so long as (i) no less than 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction, (ii) such transaction does not involve the Disposition of a minority equity interest in any Subsidiary other than to the Borrower or any other Subsidiary, or in the case of any such Disposition by a Loan Party, other than to another Loan Party, (iii) such transaction does not involve a Disposition of receivables other than receivables owned by or attributable to other property concurrently being Disposed of in a transaction otherwise permitted under this Section 8.05, and (iv) the aggregate net book value of all of the assets Disposed of by the Borrower and its Subsidiaries in all such transactions occurring during any fiscal year shall not exceed $35,000,000; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(c)         Dispositions of the Loan Parties’ interest in the Mercury Joint Venture so long as solely in the case of a Disposition made to any bona fide third party (excluding, for the avoidance of doubt, existing holders of interest in the Mercury Joint Venture), (x) no less than 75% of the consideration paid to the Loan Parties in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and (y) such sale is for fair market value; provided that notwithstanding the foregoing the Loan Parties may make Dispositions of the Loan Parties’ interest in the Mercury Joint Venture pursuant to (i) the exercise of drag-along rights by the other parties to the Mercury Joint Venture, (ii) any Disposition, directly or indirectly, of all or substantially all of the Equity Interests or assets of the Mercury Joint Venture, (iii) any initial public offering of Equity Interests in the Mercury Joint Venture or any special purpose vehicle create in contemplation of such initial public offering, (iv) any internal reorganization, restructuring or recapitalization of the Equity Securities or organizational structure of the Mercury Joint Venture (provided that any successor interests held by the Loan Parties following such reorganization or recapitalization shall remain subject to the terms of this Section 8.05(c)). For the avoidance of doubt, any Disposition of the Loan Parties’ interest in the Mercury Joint Venture made in accordance clauses (i) through (iii) of the proviso to the immediately preceding sentence of this Section 8.05(c) shall be free and clear, and any and all direct or indirect encumbrances, rights or restrictions the Administrative Agent or the Lenders have in respect of the Loan Parties’ interest in the Mercury Joint Venture or the Equity Interests therein (or successor thereto) (including, without limitation, the restrictions provided for in this Section 8.05(c)) shall be deemed terminated and of no further force and effect immediately prior to the consummation of such Disposition without any action or consent of the Administrative Agent, any Lender or other Person; and

(d)         Dispositions of Excluded WD Assets or the Equity Interests of any Excluded WD Subsidiary.

For purposes of Section 8.05(b)(i) and 8.05(c)(i), each of the following shall be deemed to be "cash": (a) any liabilities, as shown on the Borrower's most recent consolidated balance sheet or notes thereto, of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation, assignment and assumption or indemnity agreement that releases the Borrower or such Subsidiary from or indemnifies against further liability with respect thereto; (b) any securities, notes or other obligations received (or to be received) by the Borrower or such Subsidiary from such transferee that are, within 180 days, converted by the Borrower or such Subsidiary into cash, to the extent of the cash received in that conversion; (c)          to the extent permitted under this Agreement, consideration consisting of Indebtedness of the Borrower or such Subsidiary that is not subordinated Indebtedness; and (d) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent, in the case of both clauses (c) and (d), that the Borrower and each other Subsidiary are released from any payment obligations with respect to such Indebtedness or any Guarantee of payment of such Indebtedness in connection with such Disposition.

8.06         Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)         each Subsidiary may make Restricted Payments to the Borrower, any Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary on a pro rata basis to each holder of an Equity Interest in such Subsidiary;

(b)         the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c)         the Borrower and each Subsidiary may make Restricted Payments not exceeding $2,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and its Subsidiaries; provided, that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(d)         the Borrower may redeem, repurchase or otherwise acquire its Equity Interests from (i) retired or terminated employees or officers or employees, officers or directors of the Borrower or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Equity Interests to the extent representing withholding tax obligations provided that purchases described in this clause (ii) shall not exceed $2,000,000 in any fiscal year; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year, in each case, provided no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof;

(e)         so long as (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect thereto and (ii) the Borrower is in compliance with the financial covenants set forth in Section 8.11 (calculated on a Pro Forma Basis after giving effect thereto), the Borrower may make any additional Restricted Payments not otherwise permitted by this Section 8.06 in an aggregate amount not to exceed in any fiscal year the sum of (x) $20,000,000 (the “Annual RP Amount”) plus (y) 50% of the unused portion of the Annual RP Amount from the preceding fiscal year; provided, that Restricted Payments made pursuant to this Section 8.06(e) during any fiscal year shall be deemed made, first, in respect of the Annual RP Amount permitted for such fiscal year as provided above and, second in respect amounts carried over from the prior fiscal year pursuant to clause (y) above;

(f)         cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)          cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for or by reference to Equity Interests of Borrower or any direct or indirect parent company of Borrower;

(h)         in accordance with the Matrix Acquisition Agreement and/or escrow agreement contemplated by the Matrix Acquisition Agreement, the Borrower may, and may cause each Subsidiary to, (i) receive Equity Interests of the Borrower released from the related escrow account or directly from the holders of such Equity Interest, and (ii) make payments to the management, employees and former employees of the Borrower or any Subsidiary in the amounts provided under the CCHN Group Holdings, Inc. 2014 Cash Bonus Plan established in connection with the execution of the Matrix Acquisition Agreement;

(i)         (i) any payments in connection with a Permitted Bond Hedge Transaction and (ii) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction by (A) delivery of shares of common stock of the Borrower upon settlement thereof, (B) (I) set-off against the related Permitted Bond Hedge Transaction or (II) payment of an early termination amount thereof in common stock upon any early termination thereof or (C) a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Permitted Bond Hedge Transaction;

(j)         so long as no Default or Event of Default shall have occurred and be continuing before or after giving effect thereto, the Borrower may make regularly scheduled payments of interest in cash on Convertible Indebtedness;

(k)         the Borrower may make Restricted Payments to repurchase its common Equity Interests pursuant to Borrower's Stock Repurchase Program, in an aggregate amount not to exceed an amount equal to 50% of the Net Cash Proceeds received from the Services Business Disposition, provided that (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect thereto and (ii) such Restricted Payments shall be made with the proceeds of the Services Business Disposition and/or Revolving Loans so long as the aggregate amount of Revolving Loans used to make such Restricted Payments does not exceed the amount of voluntary prepayments of the Revolving Loans made by the Borrower with the proceeds of the Services Business Disposition that were in excess of the Services Business Prepayment;

(l)         the Borrower may pay cash dividends on the Series A Preferred in an amount not to exceed a rate of 5.5% per annum and PIK Dividends (as defined in the Series A Preferred Documents) in an amount not to exceed a rate of 8.5%; provided that the Borrower may pay cash dividends on the Series A Preferred (or any Series A-1 Preferred Stock that may be exchanged for, or converted from, outstanding Series A Preferred) in an amount not to exceed a rate of 10.5% per annum and PIK Dividends in an amount not to exceed a rate of 13.5% per annum with respect to Series A Preferred (or Series A-1 Preferred Stock) held by the Investor or its affiliates in the event shareholder approval of a “change of control” (under NASDAQ listing rules) in relation to the Investor is not obtained; provided, further, that no cash dividends shall be permitted to be paid under this Section 8.06(k) if a Default or Event of Default shall have occurred and be continuing before or after giving effect to such payment;

(m)         the Borrower may make other Restricted Payments; provided, that, after giving effect to such Restricted Payment (or the obligation (contingent or otherwise) to incur such Restricted Payment) on a Pro Forma Basis, the Consolidated Net Leverage Ratio shall not exceed 2.50 to 1.0 as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(n)         the Borrower may make Restricted Payments (i) of property consisting of Excluded WD Assets, (ii) of the Equity Interests of any Excluded WD Subsidiary and (iii) with the Excluded WD Credit Not Otherwise Applied, in the case of this clause (iii), after giving effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing; and

(o)         the Borrower may make other Restricted Payments; provided, that, the aggregate amount of such Restricted Payments made, when taken together with the aggregate amount of Investments outstanding pursuant to Section 8.02(v), shall not exceed $30,000,000 at any time.

8.07         Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or constituting a reasonable extension thereof.

8.08         Transactions with Affiliates and Insiders.

Enter into any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower and its Subsidiaries, (e) transactions between or among the Borrower and its Subsidiaries or between or among Subsidiaries permitted hereunder, (f) issuances of Equity Interests to Affiliates and the registration rights and payments associated therewith permitted hereunder, (g) transactions contemplated by the Investor Note Documents, (h) transactions contemplated by the Series A Preferred Documents, (i) transactions contemplated under any other agreements governing or documenting Preferred Stock of the Borrower permitted under Section 8.03(t), (j) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions that are not less favorable to such Person as would be obtainable by it at the time in a comparable arms-length transaction with a Person other than an officer, director or Affiliate and (k) to the extent otherwise permitted hereunder, satisfaction and payment of the Earn Out Obligations described in the Ingeus Purchase Agreement, the UK Share Sale Agreement (as defined in the Ingeus Purchase Agreement) and any related transaction agreements.

8.09         Burdensome Agreements.

(a)         Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party or (v) act as a Loan Party pursuant to the Loan Documents (to the extent required by the Loan Documents) or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) the Convertible Notes Documents, (3) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (4) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property not prohibited hereunder pending the consummation of such sale, (6) any Subordinated Indebtedness Documents, (7) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any amendments, modifications, extensions or renewals thereof), (8) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting assignment thereof, (9) agreements governing Permitted Refinancing Indebtedness; provided that restrictions in such agreements are not materially more restrictive, taken as a whole, than those contained in the Indebtedness being refinanced, (10) the Convertible Indebtedness Notes Documents, (11) the Series A Preferred Documents, (12) any other agreements governing or documenting Preferred Stock of the Borrower permitted under Section 8.03(t), (13) the Investor Note Documents and (14) documents in respect of any Permitted Junior Debt, including any Escrow Notes Documents, and the organizational documents of any Escrow Issuer.

(b)         Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the grant or existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations (to the extent required by the Loan Documents), whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except, in each case, (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property not prohibited hereunder, pending the consummation of such sale, (iv) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting assignment thereof, (v) the Convertible Notes Documents, (vi) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any amendments, modifications, extensions or renewals thereof), (vii) specific property to be sold pursuant to an executed agreement with respect to a permitted Disposition or other sale or disposition permitted by Section 8.05, (viii) agreements governing Permitted Refinancing Indebtedness; provided that restrictions in such agreements are not materially more restrictive, taken as a whole, than those contained in the Indebtedness being refinanced, (ix) the Convertible Indebtedness Notes Documents, (x) the Investor Note Documents and (xi) documents in respect of any Permitted Junior Debt, including any Escrow Notes Documents, and the organizational documents of any Escrow Issuer.

8.10         Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Regulation T, U or X of the FRB.

8.11         Financial Covenants.

(a)         Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Period Ending	Maximum Consolidated Net Leverage Ratio
Ninth Amendment Effective Date through June 30, 2022	5.00 to 1.00
September 30, 2022 and each fiscal quarter thereafter	4.50 to 1.00

(b)         Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.0.

8.12         Prepayment of Other Indebtedness, Etc.

(a)         Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents or as permitted in paragraphs (b) and (c) below); provided that so long as no Event of Default exists or would result therefrom, any Loan Party or any Subsidiary may prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof Indebtedness (other than Subordinated Indebtedness and the Investor Note) (i) with the proceeds of any Equity Issuance, (ii) if the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such prepayment, redemption, repurchase, defeasement or other satisfaction, is less than 3.00 to 1.0, (iii) any mandatory redemption, repayment or repurchase event not in the nature of a default (I) that is triggered by receipt of proceeds of a debt incurrence, equity issuance, asset sale, casualty or other proceeds-generating event and is only to the extent of proceeds received or (II) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe, (iv) any bridge loans, extended term loans or other short-term indebtedness with the proceeds of Permitted Junior Debt incurred to refinance such bridge loans, extended term loans or other short-term indebtedness, (v) consisting of Senior Notes if at the time of such prepayment, redemption, repurchase, defeasement or other satisfaction (I) there are no Revolving Loans outstanding and (II) after giving effect to such prepayment, redemption, repurchase, defeasement or other satisfaction on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenants set forth in Section 8.11 and (vi) with the proceeds of any Permitted Junior Debt incurred to refinance such Indebtedness.

(b)          Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, the Investor Note (other than the prepayment of the Investor Note in connection with the issuance by the Borrower of (i) common Equity Interests or (ii) Preferred Stock pursuant to the Series A Preferred Documents).

(c)         Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness of any Loan Party or any Subsidiary other than:

(i)         Permitted Refinancing Indebtedness permitted by Section 8.03;

(ii)         intercompany Indebtedness permitted by Section 8.03(c) (other than intercompany Indebtedness owing from a Loan Party to a non-Loan Party); and

(iii)         Indebtedness under the Investor Note with the issuance by the Borrower of (x) common Equity Interests or (y) Preferred Stock pursuant to the Series A Preferred Documents.

(d)         Amend, modify or change any of the terms of the Convertible Notes, any Series A Preferred Documents, the Convertible Notes Indenture, the Investor Note, any Investor Note Documents, any agreements governing or documenting Preferred Stock of the Borrower permitted under Section 8.03(t), any Subordinated Indebtedness Documents or any Subordinated Indebtedness if such amendment, modification or change would add, modify or change any terms in a manner materially adverse to the interests of the Loan Parties or Lenders.

Notwithstanding the foregoing, it is understood that the prepayment of Indebtedness five (5) Business Days prior to the maturity date of such Indebtedness in connection with an otherwise permitted refinancing of such Indebtedness shall be permitted.

8.13         Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)         Amend, modify or change its Organization Documents in a manner that is materially adverse to the interests of the Lenders.

(b)         Change its fiscal year.

(c)         Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

(d)         Consummate a merger or consolidation or other change in structure without providing the Administrative Agent written notice of such merger, consolidation or other change in structure within ten (10) days of such consummation or other change.

8.14         Excluded Subsidiaries.

Permit at any time the aggregate revenues of all Excluded Subsidiaries (other than the Foreign Subsidiaries and Excluded WD Subsidiaries) for any fiscal quarter of the Loan Parties and their Subsidiaries to exceed 10% of the consolidated revenues of the Loan Parties and their Subsidiaries for such fiscal quarter.

8.15         Healthcare Permits; Healthcare Fines.

(a)          Healthcare Permits. Permit or cause to suffer any revocation by a state or federal regulatory agency any Governmental Approvals or Healthcare Permit to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approvals or Healthcare Permit was held by or originally issued for the benefit of Borrower, a Subsidiary, or a Contract Provider with whom the Borrower or Subsidiary has entered into a management agreement.

(b)          Healthcare Law Fines. Permit one or more penalties or fines in an aggregate amount in excess of the Threshold Amount to be unpaid when due (subject to any applicable appeal period) by the Loan Parties during any 12-month period under any Healthcare Law.

8.16         Sanctions.

Directly or indirectly, use the proceeds or any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the target of any Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, lead arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

8.17         Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would be in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar legislation in other jurisdictions.

8.18         Prometheus.

The parties hereto acknowledge that, as of the Eighth Amendment Effective Date, the Loan Parties’ interest in the Mercury Joint Venture is held through Prometheus Holdco, LLC (“Prometheus”), a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower. Notwithstanding anything to the contrary in Article VII or this Article VIII, (a) so long as substantially all of the assets of Prometheus consist of Equity Interests in the Mercury Joint Venture, Prometheus shall be deemed listed on Schedule 1.01(a) as of its date of formation, (b) the Loan Parties’ interest in the Mercury Joint Venture shall be permitted to be held through Prometheus, and (c) the provisions of Section 8.05(c), addressing Dispositions of the Loan Parties’ interest in the Mercury Joint Venture, shall apply also to a Disposition by Prometheus of its interest in the Mercury Joint Venture, and/or to a Disposition by the Loan Parties of their interest in Prometheus.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01         Events of Default.

Any of the following shall constitute an Event of Default:

(a)         Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 7.01, 7.02(a), 7.02(b), 7.10, 7.12, 7.14, 7.15 or 7.16 and such failure continues for five Business Days, or (ii) Section 7.03(a), 7.05(a), 7.11 or Article VIII; or

(c)         Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)         Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and such failure shall have continued after the applicable grace period, if any, or (B) fails (beyond the applicable cure period) to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than any event or condition (x) causing or permitting the holders of any Convertible Indebtedness, to be converted into or by reference to the common stock of the Borrower (and cash in lieu of fractional shares) or (y) requiring an offer to prepay or redeem any Convertible Indebtedness or requiring Convertible Indebtedness to be redeemed or prepaid to the extent such prepayment or redemption is permitted under this Agreement), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this clause (e) shall not apply (1) to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness as long as such Indebtedness is repaid at or prior to the time it becomes due as a result of such transaction or (2) any mandatory redemption, repayment or repurchase event not in the nature of a default (I) that is triggered by receipt of proceeds of a debt incurrence, equity issuance, asset sale, casualty or other proceeds-generating event and is only to the extent of proceeds received or (II) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary; provided that the Immaterial Subsidiaries excepted from this Section 9.01(f) at any time shall not have aggregate revenues exceeding 5% of consolidated revenues of the Borrower and its Subsidiaries for the applicable period) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary; provided that the Immaterial Subsidiaries excepted from this Section 9.01(g) at any time shall not have aggregate revenues exceeding 5% of consolidated revenues of the Borrower and its Subsidiaries for the applicable period) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty days after its issue or levy; or

(h)         Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and have not been stayed, or (B) there is a period of sixty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)         ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than in respect of (i) unasserted indemnification and expense reimbursement contingent indemnification obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable, or (ii) any Letter of Credit that shall remain outstanding that has been Cash Collateralized on terms reasonably satisfactory to the Administrative Agent), ceases to be in full force and effect in all material respects; or any Loan Party or any other Subsidiary or Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)         Cross-Default to Convertible Notes Indenture. (i) There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Convertible Notes Indenture, (ii) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, the Convertible Notes Indenture, or (iii) except in accordance with the terms thereof, the subordination provisions of the Convertible Notes Indenture shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Convertible Notes; or

(l)         Change of Control. There occurs any Change of Control; or

(m)          Cross Default to Investor Note. There shall occur an “Event of Default” (or any comparable term) under, and as defined in, the Investor Note, (ii) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, the Investor Note, or (iii) except in accordance with the terms thereof, the subordination provisions of the Investor Note shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Investor Note; or

(n)         Exclusion Event. There shall occur an Exclusion Event.

9.02         Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)         require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03         Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Agreement, ratably among the Lenders, the Swap Banks and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Agreement, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01         Appointment and Authority.

(a)         Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions except with respect to the provisions set forth in Section 10.06 relating to the consent of the Borrower to appoint a successor Administrative Agent and the right of the Borrower to prohibit any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1 from becoming the Administrative Agent in its reasonable discretion. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         The Administrative Agent shall also act with respect to all Collateral under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably authorizes and empowers the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were an agent under the Loan Documents) as if set forth in full herein with respect thereto.

10.02         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03         Exculpatory Provisions.

The Administrative Agent and the bookrunners or bookmanagers shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06         Resignation of Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent of the Borrower; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower, appoint a successor; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08         No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10         Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Swap Bank and a potential Treasury Management Bank) and the L/C Issuer irrevocably agree:

(a)         that any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations under the Loan Documents (other than in respect of unasserted indemnification and expense reimbursement contingent indemnification obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable) and the expiration or termination of all Letters of Credit, (ii) in connection with any disposition of such Collateral permitted hereunder or under any other Loan Document, or (iii) as approved, authorized or ratified in accordance with Section 11.01;

(b)         to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(c)         to subordinate, and authorize the Administrative Agent, at its option and in its discretion, to subordinate, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i);

(d)         any Guarantor shall be automatically released from its obligations under the Guaranty and this Agreement if such Person becomes an Excluded Subsidiary or an Immaterial Subsidiary as permitted hereunder; and

(e)         any Guarantor shall be automatically released from its obligations under the Guaranty and this Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11         Treasury Management Banks and Swap Banks.

No Treasury Management Bank or Swap Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements in the case of a Maturity Date.

10.12         ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.13         Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Lender Recipient Parties”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

MISCELLANEOUS

11.01         Amendments, Etc.

Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and no amendment or waiver of any provision of any Collateral Document shall be effective unless in writing signed by the Administrative Agent (with the consent of the Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)         no such amendment, waiver or consent shall:

(i)         extend the expiration date or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension of the expiration date or increase in the amount of the Commitments of any Lender);

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of such Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of the Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate; provided, that an amendment or modification to the defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii);

(iv)         change any provision of this Section 11.01(a) or the definition of “Required Lenders” or “Required Revolving Lenders” without the written consent of each Lender directly affected thereby;

(v)         except in connection with a Disposition permitted under Section 8.05 or an Involuntary Disposition, release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender directly affected thereby;

(vi)         release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release shall be automatic); or

(vii)         change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby.

(b)         unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)         unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)          unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, and (v) the term L/C Commitment may be amended pursuant to a fully executed (and delivered to the Administrative Agent) Notice of Additional L/C Issuer.

Notwithstanding anything contained herein to the contrary:

(i)          The Borrower may, by written notice to the Administrative Agent from time to time (and with the consent of the Administrative Agent, not to be unreasonably withheld), make one or more offers (each, a “Loan Modification Offer”) to all the Revolving Lenders or all of the Term Loan Lenders to make one or more amendments or modifications to allow the maturity, termination date for any Commitment and/or scheduled amortization (if any) of the Loans of the accepting Lenders to be extended (and in connection therewith increase the Applicable Rate and/or fees payable with respect to the Loans and Commitments (if any) of the accepting Lenders) (“Extension Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (I) the terms and conditions of the requested Extension Amendment and (II) the date on which such Extension Amendment is requested to become effective. Extension Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation (the “Loan Amendment”) as the Administrative Agent shall reasonably specify to evidence the acceptance of the Extension Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such corporate resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Amendment. Each of the parties hereto hereby agrees that, (x) upon the effectiveness of any Loan Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extension Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made and (y) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 11.13.

(ii)          This Agreement and the Collateral Documents may, in the Administrative Agent’s reasonable discretion, be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is effectuated in order (i) to cure ambiguities or defects or (ii) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any such amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any such amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such amendment evidenced thereby.

11.02         Notices and Other Communications; Facsimile Copies.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)         The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such indemnity shall not be available to such Person to the extent such losses, cost, expense or liability results from the gross negligence, willful misconduct or bad faith of such Person or any of its directors, officers or employees as determined by the final, non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03         No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04         Expenses; Indemnity; and Damage Waiver.

(a)         Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, BofA Securities, Truist Securities and RBCCM (including the reasonable and documented fees, charges and disbursements of one counsel and, if applicable, one local counsel in each material jurisdiction for the Administrative Agent (and, in the case of an actual or potential conflict of interest, one additional counsel for each affected group of similarly situated persons in each applicable jurisdiction)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and, with respect to the Administrative Agent, the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) the reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay the reasonable and documented out-of-pocket fees for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented out-of-pocket fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability directly related to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its directors, officers or employees or bad faith breach by such Indemnitee or any of its directors, officers or employees of its obligations under the Loan Documents. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among the Lenders based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third Person). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor (accompanied by back up documentation to the extent available).

(f)         Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05         Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06         Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis.

(iii)         Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each other Loan Party, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)         Resignation as L/C Issuer or Swing Line Lender after Assignment.

(i)         Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(ii)         Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving A Commitment and Revolving A Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

11.07         Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process and if practicable following prior written notice to the Borrower and a reasonable period of time in the circumstances for the Borrower to object to such disclosure, (d) to any other party hereto, (e) in connection with and to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, unless the Administrative Agent, the L/C Issuer or such Lender, respectively, is aware that such source otherwise breached its obligations of confidentiality in disclosing such information. The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than a reasonable degree of care.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08         Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and the L/C Issuer is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the L/C Issuer to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office of such Lender or the L/C Issuer different from the branch office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the L/C Issuer may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.08, if at any time any Lender or the L/C Issuer maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

11.09         Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10         Integration; Effectiveness; Amendment and Restatement.

(a)         This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)         The parties to the Existing Credit Agreement each hereby agree that, at such time as this Agreement shall have become effective pursuant to the terms of Section 5.01, (a) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, and (b) the Commitments and outstanding Loans under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments and Loans hereunder. This Agreement is not a novation of the Existing Credit Agreement.

11.11         Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of unasserted indemnification and expense reimbursement obligations that survive the termination of this Agreement or obligations and liabilities under any Secured Swap Agreement or Secured Treasury Management Agreement, in each case, not yet due and payable) or any Letter of Credit shall remain outstanding.

11.12         Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13         Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)         the assignment fee specified in Section 11.06(b) shall have been paid or waived;

(b)         such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)         such assignment does not conflict with applicable Laws; and

(e)         in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14         Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15         Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16         Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the L/C Issuer, the Swing Line Lender, and each Lender (collectively, each a “Lender Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Lender Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.17         USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18         No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, BofA Securities, Truist Securities and RBCCM are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, BofA Securities, Truist Securities and RBCCM, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, BofA Securities, Truist Securities and RBCCM each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates and (ii) neither the Administrative Agent, BofA Securities, Truist Securities nor RBCCM has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, BofA Securities, Truist Securities and RBCCM and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, BofA Securities, Truist Securities nor RBCCM has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, BofA Securities, Truist Securities or RBCCM with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19         Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Loan Parties (or to any other Person who may be entitled thereto under applicable Laws).

11.20         Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

11.21         Acknowledgement and Consent to Bail-In of Affected Financial Institution.

Solely to the extent any Lender or the L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.22         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES REDACTED]

Exhibit F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 20__

To:         Bank of America, N.A., as Administrative Agent

Re:         Amended and Restated Credit and Guaranty Agreement dated as of August 2, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among The Providence Service Corporation, a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, being a Responsible Officer of the Borrower, hereby certifies as of the date hereof, solely in [his/her] capacity as a Responsible Officer and not in any individual capacity, as follows:

1.         [The year-end audited consolidated financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section are available at the Investor Relations Home Page on the Borrower's website at http://investor.provcorp.com/.]1[The unaudited consolidated financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date are available at the Investor Relations Home Page on the Borrower's website at http://investor.provcorp.com/. Such financial statements fairly present in all material respects the financial condition, earnings and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]2

2.         The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.        [To the knowledge of the undersigned, during such fiscal period, no Default has occurred under the Credit Agreement which has not been previously disclosed to the Administrative Agent.][A Default has occurred under the Credit Agreement, and following is an explanation specifying the nature and status of such Default:]3

4.         The amounts of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts, and Acquisitions that have occurred during such fiscal period are set forth on Schedule 1 attached hereto.

1 To be included for fiscal year-end financial statements only.

2 To be included for fiscal quarter-end financial statements only.

3 Select as applicable.

5.         The financial covenant analyses and calculation of the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

6.         The calculation of the Consolidated Leverage Ratio is set forth on Schedule 3 attached hereto.

[7.         The calculation of Consolidated Excess Cash Flow is set forth on Schedule 4 attached hereto.]4

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 20__.

THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation

By:
Name: Title:

4 To be included with annual financial statements.

Schedule 1

to Compliance Certificate

Schedule 2

to Compliance Certificate

1.	Consolidated Net Leverage Ratio

	(a) Consolidated Funded Indebtedness		$

	(b) unrestricted cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries in an amount not exceeding $50,000,000		$

	(c) [(a) - (b)]		$

	(d) Consolidated Adjusted EBITDA		$

	(i)	Consolidated Net Income	$

	(ii)	Consolidated Interest Charges	$

	(iii)	federal, state, local and foreign income taxes	$

	(iv)	depreciation and amortization expense	$

(v)

charges, fees, costs and expenses

(including legal fees) in connection

with (I) the entering into of the

Loan Documents and (II) future

Permitted Refinancing Indebtedness

or any proposed or actual issuance or

incurrence of any other Indebtedness

permitted by Section 8.03 of the Credit

Agreement (including for settlement of

the Convertible Notes or other

Convertible Indebtedness)

$

(vi)

charges, fees, costs and expenses

(including legal fees) in connection

with any issuance of Equity Interests

or any proposed or actual Permitted

Acquisitions, Investments permitted

by Section 8.02 of the Credit

Agreement, Dispositions permitted

by Section 8.04 or Section 8.05 of the

Credit Agreement or Involuntary

Dispositions

$

	(vii)	restructuring or reorganization charges, severance costs and losses recognized from the discontinuance of operations	$

$

(viii) losses and expenses in connection with claims for which the Borrower reasonably expects to be reimbursed	$

(ix)   payments in settlements less collections,

  losses, fees, costs, charges and expenses

  (including legal expenses) incurred in

  connection with any disputes with dissident

  shareholders (including in connection with

  any Section 220 demands, proxy fights or

  consent solicitations), contract disputes,

  legal settlements, litigation or arbitration

$

(x) earnings impact, both positive and negative of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies	$

(xi) non-cash stock based compensation expenses	$

(xii) debt negotiation costs and subsequent audit and legal expenses if required by holders of Indebtedness permitted under the Credit Agreement	$

(xiii)  restructuring, integration or similar charges

  incurred outside the ordinary course of

  business in connection with any Permitted

  Acquisition involving consideration in

  excess of $20,000,000 individually in an

  aggregate amount of up to 10% of the total

  consideration paid by the Borrower and its

  Subsidiaries

$

(xiv) all payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to the Credit Agreement	$

(xv)  other non-cash charges (including

  non-cash impairment charges), expenses

  (including non-cash option expenses) and

  other items reducing Consolidated Net Income

  (but excluding expenses, charges and

  losses related to accounts receivable) which

  do not represent a cash item in such period

  or any future period

$

5 Not to exceed $10,000,000 in the aggregate for any four fiscal quarter period.

6 Not to exceed $6,000,000 in the aggregate for any four fiscal quarter period.

	(xvi) litigation awards	$

	(xvii) non-cash items increasing Consolidated Net Income	$

	(xviii) all payments received under any Permitted Bond Hedge Transaction to the extent permitted pursuant to the Credit Agreement	$

	(xix) [(i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) + (x) + (xi) + (xii) + (xiii) + (xiv) + (xv) – (xvi) – (xvii) – (xviii)]	$

	(e) Consolidated Net Leverage Ratio [(c)/(d)(xix)]	$

2.	Consolidated Interest Coverage Ratio

(a) Consolidated Adjusted EBITDA
	[1(d)(xix) above]	$

	(b) Consolidated Interest Charges paid in cash	$

	(c) Consolidated Interest Coverage Ratio [(a)/(b)]		:1.0

Schedule 3

to Compliance Certificate

1.	Consolidated Leverage Ratio

	(a) Consolidated Funded Indebtedness	$

	(b) Consolidated Adjusted EBITDA [1(d)(xix) from Schedule 2]	$

	(c) Consolidated Leverage Ratio [(a)/(b)]		:1.0

Schedule 4

to Compliance Certificate

1.	Consolidated Excess Cash Flow

	(a) Consolidated Adjusted EBITDA [1(d)(xix) from Schedule 2]	$

	(b) unfinanced portion of Consolidated Capital Expenditures	$

	(c) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries	$

	(d) Consolidated Cash Taxes	$

	(e) Consolidated Scheduled Funded Debt Payments	$

(f)          cash charges, fees, costs and expenses

(including legal fees) paid in connection

with (I) the entering into of the Loan

Documents and (II) future Permitted

Refinancing Indebtedness or any proposed

or actual issuance or incurrence of any

other Indebtedness permitted by

Section 8.03 of the Credit Agreement

(including for settlement of the Convertible

Notes or other Convertible Indebtedness)

$

(g)         cash charges, fees, costs and expenses

(including legal fees) in connection with

any issuance of Equity Interests or any

proposed or actual Permitted Acquisitions,

Investments permitted by Section 8.02 of the

Credit Agreement, Dispositions permitted by

Section 8.04 or Section 8.05 of the Credit

Agreement or Involuntary Dispositions

$

	(h) cash restructuring or reorganization charges, severance costs and losses recognized from the discontinuance of operations	$

	(i) losses and expenses in connection with claims for which the Borrower reasonably expects to be reimbursed to the extent paid in cash	$

7 Not to exceed $10,000,000 in the aggregate for any four fiscal quarter period.

(j)          cash payments in settlements less collections,

losses, fees, costs, charges and expenses

(including legal expenses) incurred in connection

with any disputes with dissident shareholders

(including in connection with any Section 220

demands, proxy fights or consent solicitations),

contract disputes, legal settlements, litigation or

arbitration

$

(k) earnings impact, both positive and negative of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies to the extent paid in cash	$

(l) cash debt negotiation costs and subsequent audit and legal expenses if required by holders of Indebtedness permitted under the Credit Agreement	$

(m)         cash restructuring, integration or similar charges

incurred outside the ordinary course of business in

connection with any Permitted Acquisition involving

consideration in excess of $20,000,000 individually

in an aggregate amount of up to 10% of the total

consideration paid by the Borrower and its

Subsidiaries

$

(n) all cash payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to the Credit Agreement	$

(o) [(a) – (b) – (c) – (d) – (e) – (f) – (g) – (h) – (i) – (j) – (k) – (l) – (m) – (n)]	$

8 Not to exceed $6,000,000 in the aggregate for any four fiscal quarter period.